THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION. WE ARE NOT USING THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS TO OFFER TO SELL THESE SECURITIES OR TO SOLICIT OFFERS TO BUY THESE SECURITIES IN ANY PLACE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                    Filed Pursuant to Rule 424B5
                                                      Registration No. 333-85540

PROSPECTUS SUPPLEMENT                  Subject to completion, dated May 30, 2003
(To Prospectus Dated June 26, 2002)

                                  $500,000,000

                                (WILLIAMS LOGO)

                          THE WILLIAMS COMPANIES, INC.
                                 % SENIOR NOTES
                                    DUE 2010
--------------------------------------------------------------------------------
This is an offering by The Williams Companies, Inc. of its      % Senior Notes
due 2010. Interest is payable on                and                of each year,
beginning             , 2003. The notes will mature on             , 2010.

We may redeem all or part of the notes on or after             , 2007. Prior to
            , 2006, we may redeem 35% of the aggregate principal amount of the notes with the cash proceeds of certain equity offerings. In addition, we may
redeem some or all of the notes at any time prior to           , 2007, pursuant
to a make-whole premium. Redemption prices are set forth under "Description of the Notes -- Optional Redemption."

The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured debt and senior to our existing and future subordinated unsecured debt. The notes also will effectively rank junior to all of our existing and future secured debt and to all obligations of our subsidiaries.

     Investing in the notes involves risks. Risk Factors begin on page S-8.

                                                                PER NOTE     TOTAL
                                                                --------    -------
Public Offering Price.......................................         %      $
Underwriting Discount.......................................         %      $
Proceeds to Williams (before expenses)......................         %      $

Interest on the notes will accrue from                     , 2003, to the date
of delivery.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes on or about            , 2003,
subject to conditions.
--------------------------------------------------------------------------------

                          Joint Book-Running Managers
LEHMAN BROTHERS                                                        CITIGROUP
JPMORGAN                                          BANC OF AMERICA SECURITIES LLC
                            ------------------------

ABN AMRO INCORPORATED
            BOSC
                        CREDIT LYONNAIS SECURITIES
                                     MERRILL LYNCH & CO.
                                                      MORGAN STANLEY
                                                                  THE ROYAL BANK
OF SCOTLAND
                                                                          SCOTIA
CAPITAL
                                                                   TD SECURITIES

          , 2003

     This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of the notes. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the notes.

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
                   PROSPECTUS SUPPLEMENT
Summary.....................................................     S-1
Risk Factors................................................     S-8
Use of Proceeds.............................................    S-20
Capitalization..............................................    S-21
Summary Historical Consolidated Financial Data..............    S-22
Ratio of Earnings to Fixed Charges..........................    S-24
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    S-25
Pro Forma Summary Historical Consolidated Financial Data....    S-31
Description of Other Indebtedness...........................    S-33
Description of Notes........................................    S-35
Underwriting................................................    S-73
Legal Matters...............................................    S-74
Experts.....................................................    S-74

                         PROSPECTUS
Forward-Looking Statements..................................       1
Where You Can Find More Information.........................       1
Incorporation of Documents by Reference.....................       2
The Williams Companies, Inc.................................       3
Use of Proceeds.............................................       4
Ratios of Earnings to Combined Fixed Charges and Preferred
  Stock Dividend Requirements...............................       4
Description of Debt Securities..............................       4
Description of Preferred Stock..............................      14
Description of Common Stock.................................      19
Description of Warrants.....................................      20
Description of Purchase Contracts...........................      21
Description of Units........................................      22
Plan of Distribution........................................      22
Experts.....................................................      23
Legal Matters...............................................      23

                           FORWARD-LOOKING STATEMENTS

     Certain matters discussed in this prospectus supplement and the accompanying prospectus, excluding historical information, include forward-looking statements -- statements that discuss our expected future results based on current and pending business operations. Forward-looking statements can be identified by words such as "anticipates," "believes," "could," "continues," "estimates," "expects," "forecasts," "might," "planned," "potential," "projects," "scheduled" or similar expressions. Events in 2002 significantly impacted the risk environment all businesses face and raised a level of uncertainty in the capital markets that has approached that which led to the general market collapse of 1929. Beliefs and assumptions as to what constitutes appropriate levels of capitalization and fundamental value have changed abruptly. The deterioration of our energy industry sector in the wake of the collapse of Enron combined with the meltdown of the telecommunications industry are both new realities that have had and will likely continue to have specific impacts on all companies, including us. Although we believe these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks that could cause future results to be materially different from the results stated or implied in this prospectus supplement and the accompanying prospectus.

     Additional information about issues that could lead to material changes in performance is contained in our annual report on Form 10-K for the year ended December 31, 2002 and our quarterly report on Form 10-Q for the quarter ended March 31, 2003, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                    SUMMARY

     This summary may not contain all of the information that may be important to you. You should read the entire prospectus supplement, including "Risk Factors", and the accompanying prospectus before making an investment decision. References in this prospectus supplement to "we," "us," "our," "Williams" and "the Company" refer to The Williams Companies, Inc. and, unless the context indicates otherwise, include all of our subsidiaries.

                          THE WILLIAMS COMPANIES, INC.

     We are an integrated energy company principally engaged in natural gas transportation and storage, exploration and production, and gathering and processing. In addition, we are involved in energy marketing and risk management. Substantially all of our operations are conducted through our subsidiaries in the following business segments:

GAS PIPELINE

     Through our Gas Pipeline segment, we own and operate 14,400 miles of interstate natural gas pipeline and jointly own and operate an additional 600 miles of interstate natural gas pipeline. Our pipeline systems deliver approximately 12% of the natural gas consumed in the United States, have a peak-day delivery capacity of approximately 11 billion cubic feet per day, and have sufficient capacity to deliver natural gas to more than 33 million homes. We have seasonal storage capacity of more than 255 billion cubic feet, which is designed to provide adequate fuel for our customers during times of peak demand. Our pipeline operations consist of the following businesses:

     - Transcontinental Gas Pipe Line Corporation ("Transco") is an interstate natural gas transportation company that owns and operates a 10,400-mile pipeline system extending from south Texas to the New York City metropolitan area. Transco's system has a mainline delivery capacity of approximately 4.4 billion cubic feet of natural gas per day and, using its Leidy Line and market-area storage capacity, can deliver up to an additional 3.3 billion cubic feet of natural gas per day. Its major customers are public utilities and municipalities that provide service to residential, commercial, industrial and electric generation end-users. Transco's firm transportation agreements are generally long-term agreements and account for the majority of its business. Transco also offers storage services and interruptible transportation services under short-term agreements. Transco delivers approximately 50% of the natural gas consumed in the New York City metropolitan area. In addition to New York City, Transco's major markets include metropolitan areas in Georgia, North Carolina, Pennsylvania, New Jersey and New York.

     - Northwest Pipeline Corporation ("Northwest") is an interstate natural gas transportation company that owns and operates a 4,000-mile natural gas pipeline system extending from the San Juan Basin in northwestern New Mexico to a point on the Canadian border near Sumas, Washington. Northwest has a mainline delivery capacity of approximately 2.9 billion cubic feet of natural gas per day. Its customers include distribution companies, municipalities, interstate and intrastate pipelines, gas marketers and direct industrial users. Northwest's firm transportation agreements are generally long-term agreements and account for the majority of its business. Additionally, Northwest offers interruptible and short-term firm transportation service. Northwest transports substantially all the natural gas consumed in the metropolitan areas of Seattle, Washington; Portland, Oregon; and Boise, Idaho.

     - Gulfstream Natural Gas System ("Gulfstream") consists of a 600-mile pipeline that extends from Alabama, across the Gulf of Mexico, to Florida. We own a 50% interest in Gulfstream, which primarily serves markets in Central Florida. Gulfstream's system has a mainline delivery capacity of approximately 1.1 billion cubic feet of natural gas per day.

EXPLORATION & PRODUCTION

     Through our Exploration & Production ("E&P") segment, we produce, develop, explore for and manage natural gas reserves, primarily in the San Juan Basin and Rocky Mountain region of the United States. As of December 31, 2002, we had proved natural gas reserves of 2.4 trillion cubic feet, excluding proved reserves relating to properties recently sold or expected to be sold. During 2002, we produced approximately 465 million cubic feet of natural gas per day, excluding production from the properties recently sold or expected to be sold. We operate approximately 80% of our net production and specialize in natural gas production from tight-sands formations and coal-bed methane reserves. We focus on exploitation and development drilling and, in 2002, we drilled 1,353 gross wells with a 98.6% success rate. Substantially all of our expected production is hedged through December 2004 at a weighted average NYMEX price slightly in excess of $4 per million British thermal units.

MIDSTREAM GAS & LIQUIDS

     Through our Midstream Gas & Liquids ("Midstream") segment, we own and operate natural gas gathering, processing and treating facilities throughout the United States and in Canada and Venezuela. These facilities include gas processing plants, separation/dehydration/treating plants, 8,500 miles of gas gathering lines and a deepwater infrastructure in the Gulf of Mexico. In 2002, we gathered approximately 6.9 billion cubic feet of natural gas per day. The majority of our Midstream revenue is fee-based and comes from large exploration and production companies to whom we provide natural gas gathering and processing services.

ENERGY MARKETING & TRADING

     Through our Energy Marketing & Trading ("EM&T") segment, we buy, sell, and transport energy and energy-related commodities and provide risk management and other energy-related services. We have announced our intention to sell certain portions of the EM&T portfolio, liquidate certain positions, and negotiate with parties for a joint venture or sale of all or a portion of the EM&T trading portfolio. However, we intend to retain those EM&T assets and activities needed to support our continuing operations.

                               BUSINESS STRATEGY

     On February 20, 2003, we outlined our planned business strategy for the next few years, which we believe to be a comprehensive response to the events that impacted the energy sector and us during 2002. In 2002, we faced many challenges including credit issues following the deterioration of our energy industry sector in the wake of the Enron bankruptcy in late 2001 and our assumption of payment obligations and performance on guarantees associated with our former telecommunications subsidiary, Williams Communications Group, Inc. ("WCG"). With the deterioration of the energy industry, the credit rating agencies' requirements for investment grade companies in this sector became more stringent. In response to those requirements, we announced plans on December 19, 2001, to strengthen our balance sheet in an effort to maintain our investment grade ratings. Those plans, as revised due to changing market conditions, included reducing capital expenditures, eliminating certain credit ratings triggers from our loan agreements, reducing costs, reducing quarterly dividends paid on our common stock, and selling assets to generate proceeds to reduce outstanding debt. Despite our balance sheet strengthening efforts, we lost our investment grade ratings in July 2002. With the loss of our investment grade ratings, our business changed significantly, especially our EM&T business. Some counterparties were unwilling to extend credit and required cash, letters of credit or other collateral. Concurrently, our credit facility banks were unwilling to extend our $2.2 billion 364-day unsecured credit facility. As a result, we faced a liquidity crisis. We quickly worked with our banks and other parties to obtain secured credit facilities and also sold a significant amount of assets to meet our liquidity gap. Following this short-term liquidity crisis, we continued to pursue cost reducing measures including a downsizing of our work force. We also settled substantially all issues between us and WCG through WCG's Chapter 11 reorganization.

     Our business strategy focuses on retaining a strong, but smaller, portfolio of natural gas businesses and bolstering our liquidity through asset sales, strategic financings at the Williams and subsidiary levels and additional reductions in our operating costs. This strategy is designed to address near-term and medium-term liquidity issues, to further reduce our leverage with the objective of returning to investment grade, and to retain businesses with favorable returns and opportunities for growth in the future.

     We announced on June 10, 2002 that we were reducing our financial commitment to our EM&T segment in response to industry developments. Since that time we have undertaken multiple initiatives to reduce the risk profile and liquidity demands associated with this business, including partial divestitures, significant reductions in origination transactions and proprietary trading activities. Consistent with this initiative, EM&T reduced its number of employees from approximately 1,000 at December 31, 2001 to approximately 330 at March 31, 2003. Nonetheless EM&T's future results will continue to be affected by the reduction in liquidity available from us, the willingness of counterparties to enter into transactions with EM&T, the liquidity of markets in which EM&T participates, recent accounting changes, and the creditworthiness of other counterparties in the industry and their ability to perform under contractual obligations.

                             COMPETITIVE STRENGTHS

     Valuable Core Natural Gas Businesses. We own and operate a diverse set of complementary assets that span the natural gas value chain.

     - Gas Pipeline: The Northwest and Transco pipelines are major components of the domestic natural gas pipeline infrastructure.

     - Exploration & Production: We are the leading producer in some of the most prolific basins in the Rocky Mountain region. We believe the exploitation of our natural gas reserves is a relatively low-risk activity due to the predictable nature of the underlying geology. As a result, we have some of the industry's lowest finding and development costs.

     - Midstream Gas & Liquids: As one of the largest operators in the Rockies and Gulf Coast regions, we benefit from economies of scale. For example, we process more than 50% of the natural gas liquids produced in Wyoming, gather approximately 38% of the natural gas produced in the San Juan Basin, and gather 41% of the natural gas produced in the Western Gulf of Mexico. Additionally, with the completion of projects under construction, we expect to gather approximately 25% of the natural gas produced in the deepwater Gulf of Mexico.

     Diversified and Predictable Cash Flows. Our Gas Pipeline segment provides a stable base of steady cash flow and earnings and contributed the largest single portion of our operating income in 2002. In our E&P operations, substantially all of our natural gas production is hedged through December 2004 at a weighted average NYMEX price slightly in excess of $4 per million British thermal units. Additionally, the nature of our proved reserves allows for a high degree of predictability when estimating the drilling costs for new wells and the anticipated natural gas production from those wells. In our Midstream segment, our revenues are predominantly fee-based, which reduces their volatility relative to gas-in-kind compensation arrangements.

     Significant Restructuring Progress and Improving Financial Health. We have made substantial progress on our announced restructuring plan and significant progress towards resolving our liquidity challenges. In 2003, we have sold, or have reached agreement to sell, assets for consideration of approximately $3.6 billion, consisting of $2.7 billion in cash and $0.9 billion in debt that was either paid by us at closing or assumed by the purchasers of the assets. Based on our forecast of cash flows and liquidity, we believe that we have, or will have access to, the financial resources and liquidity to meet future cash requirements, satisfy current lending covenants and repay our significant debt maturities that will come due in the first quarter of 2004.

     Exploration & Production and Midstream Investments Expected to Generate Incremental Cash Flow. Our ratio of proved natural gas reserves to our current production is approximately 15 years. We believe that our natural gas properties contain significant probable reserves that provide additional potential beyond our existing proved reserves. We anticipate that after the completion of our current restructuring, the E&P segment will be our primary growth vehicle, and we expect to allocate our post-2003 capital expenditures accordingly. In addition, we expect that significant capital expenditures made during 2001 and 2002 will benefit our Midstream segment going forward, especially as our new deepwater facilities in the Gulf of Mexico begin full-scale operations.

                              RECENT DEVELOPMENTS

ASSET SALES

     Since January 1, 2003, we have strengthened our balance sheet through a number of efforts, including numerous asset sales. Since that date, we have completed the sale of, or announced the execution of sale agreements for, the following:

        February 4, 2003 -- We announced the sale of our 170-megawatt power facility in Worthington, Indiana, to Hoosier Energy and terminated our power load serving full-requirements contract with Hoosier Energy for cash totaling $67 million.

        February 27, 2003 -- We sold our retail travel center operations to Pilot Travel Centers LLC for approximately $188 million, of which $67 million was used by us to make debt repayments at closing.

        March 4, 2003 -- We sold our Memphis, Tennessee refinery and other related operations to Premcor Inc. for approximately $453 million in cash.

        April 21, 2003 -- We announced the sale of our 54.6% ownership interest in Williams Energy Partners L.P. The buyer, a newly formed entity owned equally by Madison Dearborn Partners, LLC and Carlyle/Riverstone Global Energy and Power Fund II, L.P., has agreed to pay us approximately $512 million in cash. The sale also will have the effect of removing $570 million of the partnership's debt from our consolidated balance sheet. The sale is scheduled to close in late June 2003.

        May 12, 2003 -- We announced the sale of natural gas exploration and production properties in the Denver-Julesberg basin in Colorado for $28 million to Petroleum Development Corp.

        May 15, 2003 -- We sold certain crude gathering contracts and assets to Seminole Transportation and Gathering, L.P. for $13.9 million, releasing us from fixed-lease obligations totaling $32 million over the next eight years.

        May 16, 2003 -- We sold Texas Gas Transmission Corporation ("Texas Gas") to Loews Pipeline Holding Corp., a unit of Loews Corporation, for $1.045 billion, which includes $795 million in cash and $250 million in debt that will remain at Texas Gas.

        May 30, 2003 -- We sold certain natural gas exploration and production properties in Kansas, Colorado and New Mexico for total consideration of $400 million to XTO Energy Inc. of Fort Worth, Texas.

        May 30, 2003 -- We sold a full-requirements power agreement with Jackson
           Electric Membership Corporation to Progress Energy Inc. for cash totaling $188 million, of which $13 million is to be paid after completion of certain transition items.

        May 30, 2003 -- We sold our equity interest in Williams Bio-Energy
           L.L.C. for approximately $59 million to a new company formed by Morgan Stanley Capital Partners.

FINANCING ACTIVITIES

     On March 4, 2003, Northwest Pipeline Corporation completed a $175 million debt offering of senior notes due 2010. Northwest intends to use the proceeds for general corporate purposes, including the funding of capital expenditures.

     On May 20, 2003, we announced that we reached an agreement with MidAmerican Energy Holdings Company, a member of the Berkshire Hathaway Inc. family of companies, to repurchase for approximately $289 million all of our outstanding
9 7/8% cumulative convertible preferred shares held by a wholly owned subsidiary of MidAmerican. This agreement is subject to certain closing conditions, including the receipt of necessary bank consents, and is expected to close in June 2003. On May 28, 2003, we issued $300 million of our 5.50% junior subordinated convertible debentures due 2033 to finance this repurchase.

     On May 30, 2003, we made a $1.17 billion payment that repaid prior to maturity all amounts outstanding under a loan agreement with a group of investors led by Berkshire Hathaway (the "2002 RMT Loan"). The 2002 RMT Loan was a 360-day facility entered into in July 2002 by Williams Production RMT Company, a wholly owned subsidiary, and was secured by substantially all of our Rocky Mountain exploration and production properties. RMT refinanced a portion of this loan with a new $500 million four-year term loan (the "New RMT Loan"), which is secured by our Rocky Mountain exploration and production properties. The remaining amounts outstanding on the 2002 RMT Loan were repaid from our available cash, principally generated from recently closed asset sales.

     We are currently in the process of syndicating an $800 million two year revolving credit facility primarily for the purpose of issuing letters of credit. Under the terms of this facility, we will deposit cash collateral equal to 105% of the amount of letters of credit issued or other borrowings. This facility will replace our existing secured revolving bank credit facility, which expires in July 2005, and our existing secured letter of credit facility, which expires in July 2003.

                                  THE OFFERING

Company.......................   The Williams Companies, Inc.

Securities Offered............   $500,000,000 aggregate principal amount of
                                      % Senior Notes due           , 2010.

Maturity Date.................             , 2010.

Interest Payment Dates........             and           of each year,
                                 commencing on           , 2003.

Mandatory Redemption..........   We will not be required to make mandatory
                                 redemption or sinking fund payments with respect to the notes.

Optional Redemption...........   We may redeem all or part of the notes at any
                                 time on or after           , 2007. Before
                                           , 2006, we may redeem up to 35% of
                                 the aggregate principal amount of the notes
                                 with the net cash proceeds of equity offerings.
                                 In addition, we may redeem some or all of the
                                 notes at any time prior to           , 2007,
                                 pursuant to a make-whole premium, plus accrued and unpaid interest, if any, to the redemption date. Please see "Description of
                                 Notes -- Optional Redemption" for the
                                 applicable redemption prices and other details.

Change of Control.............   If we experience specified kinds of changes of
                                 control, we must offer to repurchase the notes at 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase. For more details, see
                                 "Description of Notes -- Repurchase at the
                                 Option of Holders -- Change of Control."

Ranking.......................   The notes will be our senior obligations and
                                 will rank pari passu in right of payment with our existing and future unsecured and unsubordinated indebtedness and will be senior in right of payment to all of our existing and future subordinated indebtedness. The notes will effectively be junior to all obligations of our subsidiaries with respect to their assets.

Certain Covenants.............   We will issue the notes under a supplemental
                                 indenture to our indenture, dated as of
                                 November 10, 1997, between us and JPMorgan
                                 Chase Bank, as successor trustee. We refer to this indenture, as supplemented, as the "indenture." The indenture contains limitations on, among other things:

                                      - certain payments with respect to our
                                        equity and certain investments and the
                                        purchase, redemption or retirement of
                                        our capital stock;

                                      - restrictions affecting the right of
                                        restricted subsidiaries, if any, to make certain payments and distributions;

                                      - our ability to incur additional
                                        indebtedness and issue preferred stock;

                                      - asset sales;

                                      - transactions with affiliates;

                                      - the incurrence of liens on assets to
                                        secure certain debt;

                                      - engaging in certain business activities;
                                        and

                                      - certain mergers or consolidations and
                                        transfers of assets.

                                 These covenants are subject to exceptions, and many of the covenants will terminate before the notes mature if two specified rating agencies assign the notes investment grade ratings in the future and no event of default exists under the indenture. See "Description of
                                 Notes -- Termination of Certain Covenants."

Use of Proceeds...............   We plan to use the net proceeds from this
                                 offering to improve corporate liquidity, for general corporate purposes, and for payment of maturing debt obligations, including the partial repayment of our 9.25% senior notes due
                                 March 2004. Until the proceeds are used for those purposes, we intend to invest the net proceeds in short-term securities.

                                  RISK FACTORS

     In addition to the other information contained in or incorporated by reference into this prospectus supplement, you should carefully consider the following risk factors in deciding whether to purchase the notes.

RISKS AFFECTING OUR STRATEGY AND FINANCING NEEDS

OUR STRATEGY TO STRENGTHEN OUR BALANCE SHEET AND IMPROVE LIQUIDITY DEPENDS ON OUR ABILITY TO DIVEST SUCCESSFULLY CERTAIN ASSETS.

     As part of our business strategy announced in February 2003, we expect to generate net proceeds from asset sales of approximately $4 billion during 2003 and the first quarter of 2004. During the first quarter of 2003, we received $679.8 million in net proceeds from the sales of assets and businesses, including our retail travel centers and the Midsouth refinery. In April 2003, we announced that we signed definitive agreements for the sales of Texas Gas Transmission Corporation, Williams' general partnership interest and limited partner investment in Williams Energy Partners, and certain natural gas exploration and production properties in Kansas, Colorado, New Mexico and Utah. The sale of the Texas Gas Transmission Corporation, which closed on May 16, 2003, the sale of oil and gas properties to XTO Energy, which closed on May 30, 2003, and the other sales announced in April 2003 that are expected to close later in the second quarter are expected to generate net proceeds of approximately $2 billion. At March 31, 2003, we had debt obligations with maturities through March 2004 of approximately $3.5 billion (including certain contractual fees and deferred interest related to underlying debt). Because our cash flow from operations will be insufficient alone to repay all such debt and our access to capital markets is limited, in part as a result of the loss of our investment grade ratings, we will depend on our sales of assets to generate sufficient net cash proceeds to enable the payment of our maturing obligations.

     Our secured credit facilities limit our ability to sell certain assets and require generally that one-half of all net proceeds from asset sales be applied
(a) to repayment of certain long-term debt, (b) to cash collateralization of designated letters of credit, and (c) to reduction of the lender commitments under our secured facilities. The timing of and the net cash proceeds realized from such sales are dependent on locating and successfully negotiating and closing sales with prospective buyers, regulatory approvals, industry conditions, and lender consents. If the realized net cash proceeds are insufficient or are materially delayed, we might not have sufficient funds on hand to pay maturing indebtedness or to implement our strategy.

RECENT DEVELOPMENTS AFFECTING THE WHOLESALE POWER AND ENERGY TRADING INDUSTRY SECTOR HAVE REDUCED MARKET ACTIVITY AND LIQUIDITY AND MIGHT CONTINUE TO ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     As a result of the 2000-2001 energy crisis in California, the resulting collapse in energy merchant credit, the recent volatility in natural gas prices, the Enron Corporation bankruptcy filing, and investigations by governmental authorities into energy trading activities and increased litigation related to such inquiries, companies generally in the regulated and so-called unregulated utility businesses have been adversely affected.

     These market factors have led to industry-wide downturns that have resulted in some companies being forced to exit from the energy trading markets, leading to a reduction in the number of trading partners and in market liquidity and announcements by us, other energy suppliers and gas pipeline companies of plans to sell large numbers of assets in order to boost liquidity and strengthen their balance sheets. Proposed and completed sales by other energy suppliers and gas pipeline companies could increase the supply of the type of assets we are attempting to sell and potentially lead either to our failing to consummate such asset sales or our obtaining lower prices on completed asset sales. If either of these developments were to occur, our ability to realize our strategy of improving our liquidity and reducing our indebtedness through asset sales could be significantly hampered.

BECAUSE WE NO LONGER MAINTAIN INVESTMENT GRADE CREDIT RATINGS, OUR COUNTERPARTIES MIGHT REQUIRE US TO PROVIDE INCREASING AMOUNTS OF CREDIT SUPPORT WHICH WOULD RAISE OUR COST OF DOING BUSINESS.

     Our transactions in each of our businesses, especially in our EM&T business, will require greater credit assurances, both to be given from, and received by, us to satisfy credit support requirements. Additionally, certain market disruptions or a further downgrade of our credit ratings might further increase our cost of borrowing or further impair our ability to access one or any of the capital markets. Such disruptions could include:

     - economic downturns;

     - deteriorating capital market conditions generally;

     - declining market prices for electricity and natural gas;

     - terrorist attacks or threatened attacks on our facilities or those of other energy companies; or

     - the overall health of the energy industry, including the bankruptcy of energy companies.

RISKS RELATED TO OUR BUSINESS

ELECTRICITY, NATURAL GAS LIQUIDS AND GAS PRICES ARE VOLATILE AND THIS VOLATILITY COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS, CASH FLOWS, ACCESS TO CAPITAL AND ABILITY TO MAINTAIN EXISTING BUSINESSES.

     Our revenues, operating results, profitability, future rate of growth and the carrying value of our gas and electricity businesses depend primarily upon the prices we receive for natural gas and other commodities. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital.

     Historically, the markets for these commodities have been volatile and they are likely to continue to be volatile. Wide fluctuations in prices might result from relatively minor changes in the supply of and demand for these commodities, market uncertainty and other factors that are beyond our control, including:

     - worldwide and domestic supplies of electricity, natural gas, petroleum and related commodities;

     - weather conditions;

     - the level of consumer demand;

     - the price and availability of alternative fuels;

     - the availability of pipeline capacity;

     - the price and level of foreign imports;

     - domestic and foreign governmental regulations and taxes;

     - the overall economic environment; and

     - the availability of credit in the markets where energy products are bought and sold.

     These factors and the volatility of the energy markets make it extremely difficult to predict future gas and electricity price movements with any certainty. Further, electricity and gas prices do not necessarily move in tandem.

WE MIGHT NOT BE ABLE TO SUCCESSFULLY MANAGE THE RISKS ASSOCIATED WITH SELLING AND MARKETING PRODUCTS IN THE WHOLESALE ENERGY MARKETS.

     Our trading portfolios consist of wholesale contracts to buy and sell commodities, including contracts for electricity, natural gas, natural gas liquids and other commodities that are settled by the delivery of the commodity or cash throughout the United States. If the values of these contracts change in a direction or manner that we do not anticipate or cannot manage, we could realize material losses from our trading
                                       S-9
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activities. In the past, certain marketing and trading companies have experienced severe financial problems due to price volatility in the energy commodity markets. In certain instances this volatility has caused companies to be unable to deliver energy commodities that they had guaranteed under contract. In such event, we might incur additional losses to the extent of amounts, if any, already paid to, or received from, counterparties. In addition, in our businesses, we often extend credit to our counterparties. Despite performing credit analysis prior to extending credit, we are exposed to the risk that we might not be able to collect amounts owed to us. If the counterparty to such a financing transaction fails to perform and any collateral we have secured is inadequate, we will lose money.

     If we are unable to perform under our energy agreements, we could be required to pay damages. These damages generally would be based on the difference between the market price to acquire replacement energy or energy services and the relevant contract price. Depending on price volatility in the wholesale energy markets, such damages could be significant.

OUR RISK MANAGEMENT AND HEDGING ACTIVITIES MIGHT NOT PREVENT LOSSES.

     Although we have risk management systems in place that use various methodologies to quantify risk, these systems might not always be followed or might not always work as planned. Further, such risk management systems only provide information, but do not in themselves manage risk. Adverse changes in energy commodity market prices, volatility, adverse correlation of commodity prices, the liquidity of markets, and changes in interest rates might still adversely affect our earnings and cash flows and our balance sheet under applicable accounting rules, even if risks have been identified.

     To lower our financial exposure related to commodity price and market fluctuations, we have entered into contracts to hedge certain risks associated with our assets and operations, including our long-term tolling agreements. In these hedging activities, we have used fixed-price, forward, physical purchase and sales contracts, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges, as well as long-term structured transactions when feasible. Substantial declines in market liquidity, however, as well as deterioration of our credit and termination of existing positions (due for example to credit concerns) have greatly limited our ability to hedge identified risks and have caused previously hedged positions to become unhedged. To the extent we have unhedged positions, fluctuating commodity prices could cause our net revenues and net income to be volatile.

OUR OPERATING RESULTS MIGHT FLUCTUATE ON A SEASONAL AND QUARTERLY BASIS.

     Revenues from our businesses, including gas transmission and the sale of electric power, can have seasonal characteristics. In many parts of the country, demand for power peaks during the hot summer months, with market prices also peaking at that time. In other areas, demand for power peaks during the winter. In addition, demand for gas and other fuels peaks during the winter. As a result, our overall operating results in the future might fluctuate substantially on a seasonal basis. The pattern of this fluctuation might change depending on the nature and location of our facilities and pipeline systems and the terms of our power sale agreements and gas transmission arrangements.

OUR INVESTMENTS AND PROJECTS LOCATED OUTSIDE OF THE UNITED STATES EXPOSE US TO RISKS RELATED TO LAWS OF OTHER COUNTRIES, TAXES, ECONOMIC CONDITIONS, FLUCTUATIONS IN CURRENCY RATES, POLITICAL CONDITIONS AND POLICIES OF FOREIGN GOVERNMENTS. THESE RISKS MIGHT DELAY OR REDUCE OUR REALIZATION OF VALUE FROM OUR INTERNATIONAL PROJECTS.

     We currently own and might acquire and/or dispose of material energy-related investments and projects outside the United States. The economic and political conditions in certain countries where we have interests or in which we might explore development, acquisition or investment opportunities present risks of delays in construction and interruption of business, as well as risks of war, expropriation, nationalization, renegotiation, trade sanctions or nullification of existing contracts and changes in law or tax policy, that are greater than in the United States. The uncertainty of the legal environment in certain foreign countries in which we develop or acquire projects or make investments could make it more difficult to obtain non-recourse project or other financing on suitable terms, could adversely affect the ability of certain customers to honor their obligations with respect to such projects or investments and could impair our ability to enforce our rights under agreements relating to such projects or investments.

     Operations in foreign countries also can present currency exchange rate and convertibility, inflation and repatriation risk. In certain conditions under which we develop or acquire projects, or make investments, economic and monetary conditions and other factors could affect our ability to convert our earnings denominated in foreign currencies. In addition, risk from fluctuations in currency exchange rates can arise when our foreign subsidiaries expend or borrow funds in one type of currency but receive revenue in another. In such cases, an adverse change in exchange rates can reduce our ability to meet expenses, including debt service obligations. Foreign currency risk can also arise when the revenues received by our foreign subsidiaries are not in U.S. dollars. In such cases, a strengthening of the U.S. dollar could reduce the amount of cash and income we receive from these foreign subsidiaries. While we believe we have hedges and contracts in place to mitigate our most significant foreign currency exchange risks, our hedges might not be sufficient or we might have some exposures that are not hedged which could result in losses or volatility in our revenues.

RISKS RELATED TO LEGAL PROCEEDINGS AND GOVERNMENTAL INVESTIGATIONS

WE MIGHT BE ADVERSELY AFFECTED BY GOVERNMENTAL INVESTIGATIONS RELATED TO PRICING INFORMATION THAT WE PROVIDED TO MARKET PUBLICATIONS.

     On October 25, 2002, we disclosed that inaccurate pricing information had been provided to energy industry trade publications. This disclosure came as a result of an internal review conducted in conjunction with requests for information made by the FERC and the Commodity Futures Trading Commission ("CFTC") on energy trading practices. We had separately commenced a review of our historical survey publication data after another market participant announced in September 2002 that certain of its employees had provided inaccurate pricing data to publications. Later we received a subpoena from the San Francisco office of the U.S. Attorney relating to a federal grand jury inquiry regarding the same matters. We cannot predict the outcome of this investigation or whether this investigation will lead to additional legal proceedings against us, civil or criminal fines or penalties, or other regulatory action, including legislation, which might be materially adverse to the operation of our trading business and our trading revenues and net income or increase our operating costs in other ways.

WE MIGHT BE ADVERSELY AFFECTED BY GOVERNMENTAL INVESTIGATIONS AND ANY RELATED LEGAL PROCEEDINGS RELATED TO THE ALLEGED CONDUCTING OF "ROUNDTRIP" TRADES BY OUR ENERGY TRADING BUSINESS.

     Public and regulatory scrutiny of the energy industry and of the capital markets has resulted in increased regulation being either proposed or implemented. In particular, the activities of Enron Corporation and other energy traders in allegedly using "roundtrip" trades which involve the prearrangement of simultaneously executed and offsetting buy and sell trades for the purpose of increasing reported revenues or trading volumes, or influencing prices and which lack a legitimate business purpose, have resulted in increased public and regulatory scrutiny. To date, we have responded to requests for information from the FERC and the SEC, related to an investigation of "roundtrip" energy transactions from January 2000 through 2002. We also have received and are responding to subpoenas and supplemental requests for information regarding gas and power trading activities, which involve the same issues and time period covered by the requests from the CFTC.

     Such inquiries are ongoing and continue to adversely affect the energy trading business as a whole. We might see these adverse effects continue as a result of the uncertainty of these ongoing inquiries or additional inquiries by other federal or state regulatory agencies. In addition, we cannot predict the outcome of any of these inquiries, or whether these inquiries will lead to additional legal proceedings against us, civil or criminal fines or penalties, or other regulatory action, including legislation, which might be materially adverse to the operation of our trading business and our trading revenues and net income or increase our operating costs in other ways.

WE MIGHT BE ADVERSELY AFFECTED BY OTHER LEGAL PROCEEDINGS AND GOVERNMENTAL INVESTIGATIONS RELATED TO THE ENERGY MARKETING AND TRADING BUSINESS.

     Electricity and natural gas markets in California and elsewhere will continue to be subject to numerous and far-reaching federal and state proceedings and investigations because of allegations that wholesale price increases resulted from the exercise of market power and collusion of the power generators and sellers such as EM&T. Discussions by governmental authorities and representatives in California and other states have ranged from threats of re-regulation to suspension of plans to move forward towards deregulation. The outcomes of these proceedings and investigations might create corporate liability for Williams, and directly or indirectly affect our creditworthiness and ability to perform our contractual obligations as well as other market participants' creditworthiness and their ability to perform their contractual obligations.

WE MIGHT BE ADVERSELY AFFECTED BY SECURITIES CLASS ACTION LITIGATION

     Since January 2002, numerous class action lawsuits have been filed against us. The majority of these suits allege that we and our co-defendants fraudulently disclosed or failed to disclose material facts regarding our relationship with WCG and our operation of our EM&T subsidiary. In addition, some of the suits contain allegations that we and our co-defendants acted jointly and severally to inflate our stock price and, for short periods of times, the stock price of WCG. See "Legal Proceedings" in our annual report on Form 10-K for the year ended December 31, 2002 and our quarterly report on Form 10-Q for the quarter ended March 31, 2003. As a result of these, and any future securities class action litigation, we may face substantial costs and our management's attention and resources may be diverted, which could harm our business.

RISKS RELATED TO THE REGULATION OF OUR BUSINESSES

OUR BUSINESSES ARE SUBJECT TO COMPLEX GOVERNMENT REGULATIONS. THE OPERATION OF OUR BUSINESSES MIGHT BE ADVERSELY AFFECTED BY CHANGES IN THESE REGULATIONS OR IN THEIR INTERPRETATION OR IMPLEMENTATION.

     Existing regulations might be revised or reinterpreted, new laws and regulations might be adopted or become applicable to us or our facilities, and future changes in laws and regulations might have a detrimental effect on our business. Certain restructured markets have recently experienced supply problems and price volatility. These supply problems and volatility have been the subject of a significant amount of press coverage, much of which has been critical of the restructuring initiatives. In some of these markets, including California, proposals have been made by governmental agencies and other interested parties to re-regulate areas of these markets which have previously been deregulated. We cannot assure you that other proposals to re-regulate will not be made or that legislative or other attention to the electric power restructuring process will not cause the deregulation process to be delayed or reversed. If the current trend towards competitive restructuring of the wholesale and retail power markets is reversed, discontinued or delayed, our business models might be inaccurate and we might face difficulty in accessing capital to refinance our debt and funding for operating and generating revenues in accordance with our current business plans.

     For example, in 2000, the FERC issued Order 637, which sets forth revisions to its policies governing the regulation of interstate natural gas pipelines that it finds necessary to adjust its current regulatory model to the needs of evolving markets. The FERC, however, determined that any fundamental changes to its regulatory policy will be considered after further study and evaluation of the evolving marketplace. Order 637 revised the FERC's pricing policy to waive through September 30, 2002 the maximum price ceilings for short-term releases of capacity of less than one year and to permit pipelines to file proposals to implement seasonal rates for short-term services and term-differentiated rates. Certain parties requested rehearing of Order 637 and eventually appealed certain issues to the District of Columbia Circuit Court of Appeals. The D.C. Circuit remanded as to certain issues, and on October 31, 2002, the FERC issued its order on remand. Rehearing requests for that order are now pending with the FERC. Given the extent of the FERC's regulatory power, we cannot give any assurance regarding the likely regulations under which we will operate our natural gas transmission and storage business in the future or the effect of regulation on our financial position and results of operations.

     The FERC has proposed to broaden its regulations that restrict relations between our jurisdictional natural gas companies, or "jurisdictional companies," and our marketing affiliates. In addition, the proposed rules would limit communications between each of our jurisdictional companies and all of our other companies engaged in energy activities. The rulemaking is pending at the FERC and the precise scope and effect of the rule is unclear. If adopted as proposed, the rule could adversely affect our ability to coordinate and manage our energy activities.

OUR REVENUES MIGHT DECREASE IF WE ARE UNABLE TO GAIN ADEQUATE, RELIABLE AND AFFORDABLE ACCESS TO TRANSMISSION AND DISTRIBUTION ASSETS DUE TO THE FERC AND REGIONAL REGULATION OF WHOLESALE MARKET TRANSACTIONS FOR ELECTRICITY AND GAS.

     We depend on transmission and distribution facilities owned and operated by utilities and other energy companies to deliver the electricity and natural gas we buy and sell in the wholesale market. If transmission is disrupted, if capacity is inadequate, or if credit requirements or rates of such utilities or energy companies are increased, our ability to sell and deliver products might be hindered. The FERC has issued power transmission regulations that require wholesale electric transmission services to be offered on an open-access, non-discriminatory basis. Although these regulations are designed to encourage competition in wholesale market transactions for electricity, some companies have failed to provide fair and equal access to their transmission systems or have not provided sufficient transmission capacity to enable other companies to transmit electric power. We cannot predict whether and to what extent the industry will comply with these initiatives, or whether the regulations will fully accomplish the FERC's objectives.

     In addition, the independent system operators who oversee the transmission systems in regional power markets, such as California, have in the past been authorized to impose, and might continue to impose, price limitations and other mechanisms to address volatility in the power markets. These types of price limitations and other mechanisms might adversely impact the profitability of our wholesale power marketing and trading. Given the extreme volatility and lack of meaningful long-term price history in many of these markets and the imposition of price limitations by regulators, independent system operators or other marker operators, we can offer no assurance that we will be able to operate profitably in all wholesale power markets.

THE DIFFERENT REGIONAL POWER MARKETS IN WHICH WE COMPETE OR WILL COMPETE IN THE FUTURE HAVE CHANGING REGULATORY STRUCTURES, WHICH COULD AFFECT OUR GROWTH AND PERFORMANCE IN THESE REGIONS.

     Our results are likely to be affected by differences in the market and transmission regulatory structures in various regional power markets. Problems or delays that might arise in the formation and operation of new regional transmission organizations ("RTOs") might restrict our ability to sell power produced by our generating capacity to certain markets if there is insufficient transmission capacity otherwise available. The rules governing the various regional power markets might also change from time to time which could affect our costs or revenues. Because it remains unclear which companies will be participating in the various regional power markets, or how RTOs will develop or what regions they will cover, we are unable to assess fully the impact that these power markets might have on our business.

OUR GAS SALES, TRANSMISSION, AND STORAGE OPERATIONS ARE SUBJECT TO GOVERNMENT REGULATIONS AND RATE PROCEEDINGS THAT COULD HAVE AN ADVERSE IMPACT ON OUR ABILITY TO RECOVER THE COSTS OF OPERATING OUR PIPELINE FACILITIES.

     Our interstate gas sales, transmission, and storage operations conducted through our Gas Pipeline business are subject to the FERC's rules and regulations in accordance with the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. The FERC's regulatory authority extends to:

     - transportation and sale for resale of natural gas in interstate commerce;

     - rates and charges;

     - construction;

     - acquisition, extension or abandonment of services or facilities;

     - accounts and records;

     - depreciation and amortization policies; and

     - operating terms and conditions of service.

     The FERC has taken certain actions to strengthen market forces in the natural gas pipeline industry that have led to increased competition throughout the industry. In a number of key markets, interstate pipelines are now facing competitive pressure from other major pipeline systems, enabling local distribution companies and end users to choose a transmission provider based on economic and other considerations.

RISKS RELATED TO ENVIRONMENTAL MATTERS

WE COULD INCUR MATERIAL LOSSES IF WE ARE HELD LIABLE FOR THE ENVIRONMENTAL CONDITION OF ANY OF OUR ASSETS.

     We are generally responsible for all on-site liabilities associated with the environmental condition of our facilities and assets, which we have acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. We can also be held liable for the cleanup of sites that we formerly owned or operated, as well as third party disposal sites where wastes from our current or former operations have been sent. In addition, in connection with certain acquisitions and sales of assets, we might obtain, or be required to provide, indemnification against certain environmental liabilities. If we incur a material liability, or the other party to a transaction fails to meet its indemnification obligations to us, we could suffer material losses.

ENVIRONMENTAL REGULATION AND LIABILITY RELATING TO OUR BUSINESS WILL BE SUBJECT TO ENVIRONMENTAL LEGISLATION IN ALL JURISDICTIONS IN WHICH IT OPERATES, AND ANY CHANGES IN SUCH LEGISLATION COULD NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS.

     Our operations are subject to extensive environmental regulation pursuant to a variety of federal, provincial, state, municipal and foreign laws and regulations. Such environmental legislation imposes, among other things, restrictions, liabilities and obligations in connection with the generation, handling, use, storage, transportation, treatment and disposal of hazardous substances and waste and in connection with spills, releases and emissions of various substances into the environment. Environmental legislation also requires that our facilities, sites and other properties associated with our operations be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Existing environmental regulations could also be revised or reinterpreted, new laws and regulations could be adopted or become applicable to us or our facilities, and future changes in environmental laws and regulations could occur. The federal government and several states recently have proposed increased environmental regulation of many industrial activities, including increased regulation of air quality, water quality and solid waste management.

     Compliance with environmental legislation will require significant expenditures, including expenditures for compliance with the Clean Air Act and similar legislation, for clean up costs and damages arising out of contaminated properties, and for failure to comply with environmental legislation and regulations which might result in the imposition of fines and penalties. The steps we take to bring certain of our facilities into compliance could be prohibitively expensive, and we might be required to shut down or alter the operation of those facilities, which might cause us to incur losses.

     Further, our regulatory rate structure and our contracts with clients might not necessarily allow us to recover capital costs we incur to comply with new environmental regulations. Also, we might not be able to obtain or maintain from time to time all required environmental regulatory approvals for certain development projects. If there is a delay in obtaining any required environmental regulatory approvals or if we fail to obtain and comply with them, the operation of our facilities could be prevented or become subject to additional costs. Should we fail to comply with all applicable environmental laws, we might be subject to penalties and fines imposed against us by regulatory authorities. Although we do not expect that the costs of complying with current environmental legislation will have a material adverse effect on our financial condition or results of operations, no assurance can be made that the costs of complying with environmental legislation in the future will not have such an effect.

     Our wholly-owned subsidiaries, Williams Energy Services, LLC, Williams Natural Gas Liquids, Inc. and Williams, GP LLC (collectively, the "Selling Parties") will retain potential environmental exposure after the anticipated closing in June 2003 of the sale of the assets of Williams Energy Services, LLC and Williams Natural Gas Liquids, Inc., the membership interests in WEG GP LLC and the partnership interests in Williams Energy Partners, L.P. to WEG Acquisitions, L.P. Furthermore, we, as the parent company of the Selling Parties, entered into an agreement in favor of WEG Acquisitions, L.P., guaranteeing payment and performance of the Selling Parties' obligations to WEG Acquisitions, L.P. Included in the terms of the transaction were various indemnities given by the Selling Parties to WEG Acquisitions, L.P. The indemnities serve to protect WEG Acquisitions, L.P. from "Losses" that it sustains or incurs from certain environmental matters included on certain schedules to the purchase agreement that governs the sale and from breaches of the Selling Parties' representations, warranties or covenants under the agreement. The term "Losses" includes any damage, judgment, fine, penalty, demand, settlement, liability, cost, tax, expense, claim or cause of action. Under the purchase agreement, WEG Acquisitions, L.P. agreed to assume costs associated with certain scheduled environmental matters and other indemnity obligations of Selling Parties to a maximum amount of $22 million. The parties also agreed that the Selling Parties' indemnity obligations under the agreement would be limited to a maximum aggregate amount of $175 million, with indemnity obligations limited to a maximum aggregate amount of $125 million for certain environmental indemnity obligations related to the assets of Williams Pipe Line Company, LLC and limited, under various circumstances, to a maximum aggregate amount of up to $15 million for certain environmental obligations related to assets of Williams Natural Gas Liquids, Inc.

RISKS RELATING TO ACCOUNTING POLICY

POTENTIAL CHANGES IN ACCOUNTING STANDARDS MIGHT CAUSE US TO REVISE OUR FINANCIAL DISCLOSURE IN THE FUTURE, WHICH MIGHT CHANGE THE WAY ANALYSTS MEASURE OUR BUSINESS OR FINANCIAL PERFORMANCE.

     Recently discovered accounting irregularities in various industries have forced regulators and legislators to take a renewed look at accounting practices, financial disclosures, companies' relationships with their independent auditors and retirement plan practices. Because it is still unclear what laws or regulations will develop, we cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies or the energy industry or in our operations specifically.

     In addition, the Financial Accounting Standards Board ("FASB") or the SEC could enact new accounting standards that might impact how we are required to record revenues, expenses, assets and liabilities. For instance, Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations," implemented on January 1, 2003, requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate can be made. See Note 3 to our Consolidated Financial Statements in our quarterly report on Form 10-Q for the quarterly period ended March 31, 2003 for further details.

     In October 2002, the FASB's Emerging Issues Task Force ("EITF") reached consensus on Issue No. 02-3 deliberations and rescinded Issue No. 98-10. As a result, all energy trading contracts that do not meet the definition of a derivative under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," will be reported on an accrual basis.

     We have applied the consensus effective January 1, 2003, and recorded a reduction to net income of $762.5 million in the first quarter of 2003 on an after-tax basis which was reported as a cumulative effect of a change in accounting principle.

     The accounting for EM&T's energy-related contracts, which include contracts such as transportation, storage, load serving and tolling agreements, requires us to assess whether certain of these contracts are executory service arrangements or leases pursuant to SFAS No. 13, "Accounting for Leases." On March 20, 2003, the EITF continued discussion on Issue No. 01-8, "Determining Whether an Arrangement Contains a Lease," and directed the working group considering this issue to further address certain matters, including transition. The most current report of the working group indicates the working group supports a prospective transition of this issue, where the consensus would be applied to arrangements consummated or substantively modified after the date of the final consensus.

     Our preliminary review indicates that certain of our tolling agreements could be considered to be leases under the model currently being discussed by the EITF. Accordingly, if the EITF did not adopt a prospective transition and applied the consensus to existing arrangements there would be a significant negative impact to Williams' financial position.

RISKS RELATING TO OUR INDUSTRY

THE LONG-TERM FINANCIAL CONDITION OF OUR U.S. AND CANADIAN NATURAL GAS TRANSMISSION AND MIDSTREAM BUSINESSES ARE DEPENDENT ON THE CONTINUED AVAILABILITY OF NATURAL GAS RESERVES.

     The development of additional natural gas reserves requires significant capital expenditures for exploration and development drilling and the installation of production, gathering, storage, transportation and other facilities that permit natural gas to be produced and delivered to our pipeline systems. Low prices for natural gas, regulatory limitations, or the lack of available capital for these projects could adversely affect the development of additional reserves and production, gathering, storage and pipeline transmission and import and export of natural gas supplies. Additional natural gas reserves might not be developed in commercial quantities and in sufficient amounts to fill the capacities of our gathering and processing pipeline facilities.

OUR GATHERING, PROCESSING AND TRANSPORTING ACTIVITIES INVOLVE NUMEROUS RISKS THAT MIGHT RESULT IN ACCIDENTS AND OTHER OPERATING RISKS AND COSTS.

     There are inherent in our gas gathering, processing and transporting properties a variety of hazards and operating risks, such as leaks, explosions and mechanical problems that could cause substantial financial losses. In addition, these risks could result in loss of human life, significant damage to property, environmental pollution, impairment of our operations and substantial losses to us. In accordance with customary industry practice, we maintain insurance against some, but not all, of these risks and losses. The occurrence of any of these events not fully covered by insurance could have a material adverse effect on our financial position and results of operations. The location of pipelines near populated areas, including residential areas, commercial business centers and industrial sites, could increase the level of damages resulting from these risks.

OTHER RISKS

RECENT TERRORIST ACTIVITIES AND THE POTENTIAL FOR MILITARY AND OTHER ACTIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     The continued threat of terrorism and the impact of retaliatory military and other action by the United States and its allies might lead to increased political, economic and financial market instability and volatility in prices for natural gas, which could affect the market for our gas operations. In addition, future acts of terrorism could be directed against companies operating in the United States, and it has been reported that terrorists might be targeting domestic energy facilities. While we are taking steps that we believe are appropriate to increase the security of our energy assets, there is no assurance that we can completely secure our assets or to completely protect them against a terrorist attack. These developments have subjected our operations to increased risks and, depending on their ultimate magnitude, could have a material adverse effect on our business. In particular, we might experience increased capital or operating costs to implement increased security for our energy assets.

     The insurance industry has also been disrupted by these events. As a result, the availability of insurance covering risks that we and our competitors typically insure against might decrease. In addition, the insurance that we are able to obtain might have higher deductibles, higher premiums and more restrictive policy terms.

RISKS RELATING TO THE NOTES

WE ARE A HOLDING COMPANY AND THE NOTES ARE STRUCTURALLY SUBORDINATED TO THE DEBT OF OUR SUBSIDIARIES.

     We are a holding company and we conduct substantially all of our operations through our subsidiaries. We perform management, legal, financial, tax, consulting, administrative and other services for our subsidiaries. Our principal sources of cash are from external financings, dividends and advances from our subsidiaries, investments, payments by our subsidiaries for services rendered, and interest payments from our subsidiaries on cash advances. The amount of dividends available to us from our subsidiaries depends largely upon each subsidiary's earnings and operating capital requirements. The terms of some of our subsidiaries' borrowing arrangements limit the transfer of funds to us. In addition, the ability of our subsidiaries to make any payments to us will depend on our subsidiaries' earnings, business and tax considerations and legal restrictions. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans or other payments.

     As a result of our holding company structure, the notes will effectively rank junior to all existing and future debt, trade payables and other liabilities of our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of holders of the notes to participate in those assets, will be subject to the prior claims of that subsidiary's creditors, including trade creditors, except to the extent that we may ourselves be a creditor of such subsidiary. As of March 31, 2003, in addition to trade debt and other liabilities, our subsidiaries had approximately $4.2 billion of total indebtedness for borrowed money.

THE NOTES AND OUR OTHER DEBT AGREEMENTS IMPOSE RESTRICTIONS ON US THAT MAY ADVERSELY AFFECT OUR ABILITY TO OPERATE OUR BUSINESS.

     The notes and our other debt agreements contain covenants that restrict, among other things, our ability to:

     - incur additional indebtedness and issue preferred stock;

     - enter into asset sales;

     - pay dividends and distributions and make certain investments;

     - enter into transactions with affiliates;

     - incur liens on assets to secure certain debt;

     - engage in certain business activities; and

     - engage in certain mergers or consolidations and transfers of assets.

     In addition, our other debt agreements contain, and other debt agreements we enter into in the future will contain, financial covenants and other limitations that we will need to comply with. Our ability to comply with these covenants may be affected by many events beyond our control, and we cannot assure you that our future operating results will be sufficient to comply with the covenants, or in the event of a default under any of our debt agreements, to remedy that default.

     Our failure to comply with any of our financial or other covenants in the notes or other debt agreements could result in an event of default. Upon the occurrence of an event of default under our credit facilities, the lenders could elect to declare all amounts outstanding under the facility to be immediately due and payable and terminate all commitments to extend further credit. By reason of cross-default provisions in our other debt instruments, including the indenture for the notes, much of our other indebtedness could also become immediately due and payable at that time as well. If the lenders under any of our credit facilities or other debt agreements, including the notes, accelerates the maturity of any loans or other debt outstanding to us, we may not have sufficient assets to repay amounts outstanding under our credit facilities and our other indebtedness, including the notes.

WE MAY BE UNABLE TO PURCHASE THE NOTES UPON A CHANGE OF CONTROL.

     Upon a change of control, as described under "Description of Notes -- Repurchase at the Option of the Holder upon Change of Control", you may require us to repurchase all or a portion of your notes. If a change of control were to occur, the terms of our credit facilities would currently limit our ability to purchase your notes. Our future debt agreements may contain similar restrictions and provisions. The notes require that, upon the occurrence of a change of control, we must offer to purchase all of the outstanding notes after first obtaining necessary waivers or causing the relevant borrowers to obtain waivers or prepaying our credit agreement and other debt of Williams or such borrower that might otherwise prohibit such purchase. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or waivers are obtained under all of our credit facilities and other indebtedness with similar restrictions. Any failure to obtain these necessary waivers and make this offer to purchase, or to repay holders tendering notes, upon a change of control will result in an event of default under the notes. We cannot assure you that we will have the financial resources to purchase your notes, particularly if that change of control event triggers a similar repurchase requirement for other indebtedness, or results in the acceleration of other indebtedness through a cross-default or similar clause. See "Description of Other Indebtedness" and "Description of Notes -- Repurchase at the Option of Holders -- Change of Control."

WE MAY NOT BE ABLE TO SERVICE OUR DEBT.

     Our ability to pay or to refinance our indebtedness, including the notes, will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control.

     We anticipate that our operating cash flow, together with money we anticipate being available to us to borrow under our credit facility and through other sources including further issuances, if needed, in the capital markets and from asset sales, will be sufficient to meet anticipated future operating expenses, to fund capital expenditures and to service our debt as it becomes due. However, we cannot assure you that our business will generate sufficient cash flow from operations, or that we will be able to borrow additional funds or generate proceeds from asset sales in amounts sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We and certain of our subsidiaries are parties to a secured credit facility. Our ability to borrow under that facility depends not only on our financial performance but also on the ability of those other parties to comply with their obligations under the facility. The amount of funds available to us under that facility will be diminished at any time at which other borrowers under the facility are borrowing under it or if the commitments under it are reduced due to future asset sales by us or our subsidiaries.

THE NOTES ARE UNSECURED, AND YOUR RIGHT TO RECEIVE PAYMENT WILL BE EFFECTIVELY SUBORDINATED TO ANY OF OUR SECURED INDEBTEDNESS.

     The notes will be effectively subordinated to claims of creditors under any of our debt that is secured, including secured debt that we may issue or incur in the future. As of March 31, 2003, we had approximately $2.2 billion in secured credit facilities and other secured debt, which amount does not reflect the reduction of secured indebtedness that occurred on May 30, 2003, in connection with the repayment of the 2002 RMT Loan. See "Description of Other Indebtedness." In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, secured creditors will generally have the right to be paid in full out of the proceeds of the asset or assets by which that debt is secured before others of our creditors, including holders of the notes, receive payment through the proceeds of that asset or assets.

THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICES FOR THE NOTES; THEREFORE, YOU MAY SUFFER A LOSS.

     We cannot give you any assurance as to the market prices for the notes. If you are able to resell your notes, the price you receive will depend on many other factors that may vary over time, including:

     - the number of potential buyers;

     - the level of liquidity of the notes;

     - ratings published by major credit ratings agencies;

     - our financial performance;

     - the amount of indebtedness we have outstanding;

     - the level, direction and volatility of market interest rates generally;

     - the market for similar securities;

     - the redemption and repayment features of the notes; and

     - the time remaining to the maturity of your notes.

     As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

THERE IS NO EXISTING MARKET FOR THE NOTES AND THERE MAY BE A LIMITED MARKET FOR THE RESALE OF THE NOTES.

     The notes are a new issue of securities with no established trading market. We do not intend to list the notes for trading on any national securities exchange or arrange for any quotation system to quote prices for them. The underwriters have informed us that they intend to make a market in the notes after this offering is completed. However, the underwriters are not obligated to do so and may cease market-making activities at any time. As a result, we cannot assure you that an active trading market will develop for the notes.

                                USE OF PROCEEDS

     We estimate that the net proceeds to us from the sale of the notes will be approximately $486.5 million. We intend to use all of the proceeds from the offering to improve corporate liquidity, for general corporate purposes, and for payment of maturing debt obligations, including the partial repayment of our 9.25% senior notes due March 2004. Until such time as the proceeds are used for this purpose, they will be invested in short-term securities. The precise amounts and timing of the application of proceeds will depend upon our funding requirements, the funding requirements of our subsidiaries and the availability of other funds.

                                 CAPITALIZATION

     The following table sets forth our unaudited cash and cash equivalents, short-term debt and capitalization as of March 31, 2003, on an actual basis, as adjusted to give effect to certain recent transactions, and pro forma to give effect to those transactions and the issuance and sale of the notes offered hereby and the application of the estimated net proceeds therefrom, as discussed in "Use of Proceeds." This information should be read in conjunction with the consolidated financial statements and related notes incorporated by reference herein. Please read "Where You Can Find More Information" in the accompanying prospectus.

                                                                        MARCH 31, 2003
                                                          ------------------------------------------
                                                                         (UNAUDITED)
                                                                                        AS ADJUSTED
                                                                                       AND PRO FORMA
                                                                       AS ADJUSTED     THIS OFFERING
                                                           ACTUAL          (1)            (1)(2)
                                                          ---------   --------------   -------------
                                                                    (DOLLARS IN MILLIONS)
Cash and cash equivalents...............................  $ 1,501.1     $ 1,850.1        $ 2,336.6
                                                          =========     =========        =========
Notes payable and current portion of long-term debt.....  $ 3,272.1     $ 2,140.7        $ 2,140.7
                                                          ---------     ---------        ---------
Long-term debt..........................................   10,491.1      10,417.2         10,917.2
Minority interests in consolidated subsidiaries.........      430.3          86.8             86.8
Stockholders' equity:
  Preferred stock, $1 par value, 30 million shares
     authorized, 1.5 million issued at March 31, 2003;
     none, as adjusted..................................      271.3           0.0              0.0
  Common stock, $1 par value, 960 million shares
     authorized, 520.8 million issued at March 31, 2003
     (3)................................................      520.8         520.8            520.8
  Capital in excess of par value........................    5,186.6       5,186.6          5,186.6
  Accumulated deficit (4)...............................   (1,710.8)     (1,728.3)        (1,728.3)
  Accumulated other comprehensive income................      (48.3)        (48.3)           (48.3)
  Other.................................................      (28.1)        (28.1)           (28.1)
  Less treasury stock (at cost): 3.2 million shares of
     common stock at March 31, 2003.....................      (38.6)        (38.6)           (38.6)
                                                          ---------     ---------        ---------
Total stockholders' equity..............................  $ 4,152.9     $ 3,864.1        $ 3,864.1
                                                          ---------     ---------        ---------
Total capitalization (5)................................  $18,346.4     $16,508.8        $17,008.8
                                                          =========     =========        =========

---------------

(1) Reflects (a) the net proceeds of approximately $290 million from our offering of convertible debentures and the application of approximately $289 million to the repurchase of our 9 7/8% cumulative convertible preferred stock, which is anticipated to occur in June 2003; (b) the application of the net proceeds of approximately $381 million from the sale of exploration and production properties to XTO Energy and approximately $490 million from the New RMT Loan towards the repayment of the 2002 RMT Loan; (c) the receipt of the net proceeds of approximately $795 million from the sale of Texas Gas to Loews Pipeline Holding Corp., and the assumption by the purchaser of $250 million of long term debt; (d) the repayment by us of debt of $231 million;
    (e) the receipt of net proceeds of approximately $175 million from the sale of a full-requirements power agreement with Jackson Electric Membership Corporation to Progress Energy; and (f) adjustments to reclassify certain long-term debt and minority interest amounts associated with Texas Gas and Williams Energy Partners L.P. as discontinued operations as reflected in Form 8-K filings on April 22 and May 22, 2003. Please read "Pro Forma Summary Historical Financial Data". Does not reflect estimated gain/loss or adjustments for other asset sales subsequent to March 31, 2003.

(2) The net proceeds of approximately $486.5 million from this offering are reflected as an increase to cash and cash equivalents.

(3) Amounts exclude the common stock issuable upon settlement of the purchase contracts underlying the FELINE PACS issued by Williams in January 2002, common stock issuable upon exercise of outstanding options and common stock issuable upon conversion of our convertible debentures.

(4) The As Adjusted columns reflect the payment of a $17.5 million premium associated with the repurchase of the convertible preferred stock.

(5) Consists of long-term debt, including current maturities, notes payable, minority interests in consolidated subsidiaries and stockholders' equity.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth consolidated financial data as of the dates and for the periods presented. The financial data for each of the years during the three-year period ended December 31, 2002 have been derived from our consolidated financial statements as audited by Ernst & Young LLP, independent auditors. The financial data are qualified in their entirety by, and should be read in conjunction with, our audited consolidated financial statements, the related notes thereto and the related "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated herein by reference. The financial data as of and for the three months ended March 31, 2002 and March 31, 2003 have been derived from, and should be read in conjunction with, our unaudited consolidated financial statements, the notes thereto and the related "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated herein by reference. See also "Pro Forma Summary Historical Consolidated Financial Data."

                                                                                 THREE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,              MARCH 31,
                                            ---------------------------------   ---------------------
                                              2000        2001        2002        2002        2003
                                            ---------   ---------   ---------   ---------   ---------
                                                                                     (UNAUDITED)
                                                              (DOLLARS IN MILLIONS)
CONSOLIDATED INCOME STATEMENT DATA:
Revenues:
  Energy Marketing & Trading..............  $ 1,295.1   $ 1,705.6   $    56.2   $   340.9   $ 3,781.5
  Gas Pipeline............................    1,567.0     1,426.0     1,503.8       384.0       406.4
  Exploration & Production................      331.0       615.2       899.9       227.7       266.4
  Midstream Gas & Liquids.................    1,574.3     1,906.8     1,909.1       400.0     1,133.2
  Williams Energy Partners................      373.0       402.5       423.7        92.1       116.7
  Petroleum Services......................    1,456.3     1,109.7       866.0       187.5       239.7
  Other...................................       74.4        80.3        65.9        16.9        14.0
  Intercompany eliminations...............     (111.8)     (180.6)     (116.2)      (27.1)     (597.7)
                                            ---------   ---------   ---------   ---------   ---------
     Total revenues.......................  $ 6,559.3   $ 7,065.5   $ 5,608.4   $ 1,622.0   $ 5,360.2
                                            ---------   ---------   ---------   ---------   ---------
Segment costs and expenses:
  Costs and operating expenses............  $ 3,828.9   $ 3,846.6   $ 3,653.5   $   816.7   $ 4,847.7
  Selling, general and administrative
     expenses.............................      617.8       793.0       723.9       166.1       149.4
  Other (income) expense -- net...........       78.6       (16.1)      297.4        (1.0)      113.1
                                            ---------   ---------   ---------   ---------   ---------
     Total segment costs and expenses.....  $ 4,525.3   $ 4,623.5   $ 4,674.8   $   981.8   $ 5,110.2
                                            ---------   ---------   ---------   ---------   ---------
General corporate expenses................  $    97.2   $   124.3   $   142.8   $    38.2   $    22.9
                                            ---------   ---------   ---------   ---------   ---------
Operating income (loss):
  Energy Marketing & Trading..............  $   968.2   $ 1,294.6   $  (471.7)  $   273.0   $  (130.5)
  Gas Pipeline............................      570.3       497.9       586.8       159.8        92.9
  Exploration & Production................       75.8       219.5       516.8       106.7       124.0
  Midstream Gas & Liquids.................      282.0       185.9       171.7        52.7       110.1
  Williams Energy Partners................      104.2       101.2        99.3        26.9        35.4
  Petroleum Services......................       39.5       145.8        48.1        22.6        18.5
  Other...................................       (6.0)       (2.9)      (17.4)       (1.5)       (0.4)
  General corporate expenses..............      (97.2)     (124.3)     (142.8)      (38.2)      (22.9)
                                            ---------   ---------   ---------   ---------   ---------
     Total operating income...............  $ 1,936.8   $ 2,317.7   $   790.8   $   602.0   $   227.1
                                            =========   =========   =========   =========   =========
Net income (loss).........................  $   524.3   $  (477.7)  $  (754.7)  $   107.7   $  (814.5)
                                            =========   =========   =========   =========   =========

                                                                                 THREE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,             MARCH 31,
                                             --------------------------------   ---------------------
                                               2000       2001        2002        2002        2003
                                             --------   ---------   ---------   ---------   ---------
                                                                                     (UNAUDITED)
                                                              (DOLLARS IN MILLIONS)
OTHER FINANCIAL DATA:
Interest expense -- net(1).................  $  606.9   $   682.2   $ 1,200.5   $   205.4   $   360.7
Net cash provided (used) by operating
  activities(2)............................     583.8     1,851.0      (542.2)     (997.9)      (96.7)
Capital expenditures(3)....................   1,169.2     1,624.1     1,823.8       386.4       244.4
Total debt(4)..............................   9,699.5    11,116.6    13,914.0    14,515.4    13,763.2
Stockholders' equity.......................   5,892.0     6,044.0     5,049.0     6,042.5     4,152.9

---------------

(1) Net of interest capitalized.

(2) Includes cash provided by operating activities of discontinued operations of $259.7 million, $152.7 million and $257.3 million for the years ended December 31, 2000, 2001 and 2002, respectively, and $19.7 million and $6 million for the three months ended March 31, 2002 and 2003, respectively.

(3) Excludes discontinued operations.

(4) Includes short-term notes payable, the current portion of long-term debt and long-term debt.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table presents our consolidated ratio of earnings to fixed charges for the periods shown. Some of the amounts within the calculation of the ratio of earnings to fixed charges have been reclassified due to certain of our activities which are now reported as discontinued operations as described in
Note 1 of Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2002 incorporated herein by reference. But the figures in this table are not adjusted to reflect the operations of Williams Energy Partners and Texas Gas as discontinued operations as described in our reports on Form 8-K filed on April 22, 2003 and May 22, 2003.

THREE MONTHS
   ENDED           YEARS ENDED DECEMBER 31,
 MARCH 31,     --------------------------------
    2003       2002   2001   2000   1999   1998
------------   ----   ----   ----   ----   ----
    (1)        (2)    2.76   2.88   1.66   1.45

---------------

(1) Earnings were inadequate to cover fixed charges by $83.5 million for the three months ended March 31, 2003.

(2) Earnings were inadequate to cover fixed charges by $622.7 million for the year ended December 31, 2002.

     For purposes of computing these ratios, earnings means income (loss) from continuing operations before:

     - income taxes;

     - extraordinary gain (loss);

     - minority interest in income (loss) and preferred returns of consolidated subsidiaries;

     - interest expense, net of interest capitalized;

     - interest expense of 50%-owned companies;

     - that portion of rental expense that we believe to represent an interest factor;

     - adjustment to equity earnings to exclude equity investments with losses; and

     - adjustment to equity earnings to reflect actual distributions from equity investments.

     Fixed charges means the sum of the following:

     - interest expense;

     - that portion of rental expense that we believe to represent an interest factor;

     - pretax effect of preferred returns of consolidated subsidiaries; and

     - interest expense of 50%-owned companies.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     We have extracted the following discussions of our results of operations for the three months ended March 31, 2003 and for the years ended December 31, 2002 and 2001 from our quarterly report on Form 10-Q for the quarter ended March 31, 2003 and from our annual report on Form 10-K for the year ended December 31, 2002, respectively, solely for your convenience. We have not attempted to update this discussion in any way. You should read the following discussions in conjunction with the related consolidated financial statements and related notes incorporated by reference in this prospectus supplement. You should also read the other documents that we have filed with the SEC since the date of those periodic reports and the "Summary -- Recent Developments" and "Pro Forma Summary Historical Consolidated Financial Data" sections of this prospectus supplement to obtain more information about subsequent developments.

THREE MONTHS ENDED MARCH 31, 2003 VS. THREE MONTHS ENDED MARCH 31, 2002

     Our revenue increased $3,738.2 million due primarily to increased revenues at EM&T and Midstream as a result of the adoption of Emerging Issues Task Force
(EITF) Issue 02-3, "Issues Related to Accounting for Contracts Involved in Energy Trading & Risk Management Activities", which requires that revenues and cost of sales from non-derivative contracts and certain physically settled derivative contracts to be reported on a gross basis. Prior to the adoption of EITF 02-3 on January 1, 2003, revenues related to non-derivative contracts were reported on a net basis. Revenues at Midstream also increased due to a $154 million increase in Canadian revenues and a $111 million increase from domestic gathering and processing activities, with both increases reflecting higher liquids sales prices.

     Costs and operating expenses increased $4,031 million due primarily to the impact of reporting certain costs gross at EM&T and Midstream, as discussed above. Costs and operating expenses at Midstream also increased $179 million due to higher fuel & shrink costs as a result of higher prices as well as $52 million of higher costs resulting from the consolidation of Gulf Liquids in mid-2002.

     Selling, general and administrative expenses decreased $16.7 million due primarily to the impact of staff reductions at EM&T and a $7 million favorable adjustment at Gas Pipeline for reductions to employee-related benefits accruals. These decreases are slightly offset by $11.8 million of expense at EM&T related to the accelerated recognition of deferred compensation as a result of staff reductions and $8 million of bad debt expense at Midstream.

     Other (income) expense -- net in 2003 includes a $109 million impairment related to the Texas Gas pipeline system and an $8 million impairment of Alaska assets (see Note 4 to the Notes to the Financial Statements in our quarterly report on Form 10-Q for the first quarter of 2003).

     General corporate expenses decreased $15.3 million, or 40 percent, due primarily to lower advertising expenses and lower charitable contributions.

     Operating income decreased $374.9 million, or 62 percent, due primarily to a $404 million decrease at EM&T due to decreased gross margins from power, natural gas, petroleum products, and emerging products and a $67 million decrease at Gas Pipeline which is primarily due to the impairment for Texas Gas. These decreases to operating income are slightly offset by a $57 million increase at Midstream which is primarily attributable to increased operating profit from domestic gathering and processing operations.

     Interest accrued -- net increased $155.3 million, or 76 percent, due primarily to $89 million related to interest expense, including amortization of fees, on the 2002 RMT Loan, the $39 million effect of higher average interest rates, the $12 million effect of higher average borrowing levels and $15 million higher debt amortization expense.

     The 2003 investing income increased $263.8 million as compared to the 2002 investing loss. Investing income (loss) for 2003 and 2002 consisted of the following components:

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                 2002        2003
                                                              ----------   ---------
                                                              (DOLLARS IN MILLIONS)
Equity earnings.............................................    $   7.5      $  4.3
Loss provision for WilTel (the successor of WCG)
  receivables...............................................     (232.0)         --
Impairment of cost based investment.........................         --       (12.0)
Interest income and other...................................        8.7        55.7
                                                                -------      ------
Investing income (loss).....................................    $(215.8)     $ 48.0
                                                                =======      ======

     Equity earnings for 2002 includes a net equity loss of $3.3 million related to equity method investments which were sold during 2002. The $232.0 million loss provision is related to the estimated recoverability of receivables from WilTel Communications Group, Inc. (formerly Williams Communications Group, Inc.). The $12.0 million impairment of cost based investment relates to Algar Telecom S.A. (see Note 4 to the Notes to the Financial Statements in our quarterly report on Form 10-Q for the first quarter of 2003). Interest income and other increased $47 million due primarily to a $41.4 million increase at EM&T comprised primarily of interest income (substantial portion is related to prior periods) recorded as a result of recent FERC proceedings as well as a $2.0 million increase in interest income from margin deposits.

     In 2002, we entered into interest rate swaps with external counter parties primarily in support of the energy trading portfolio (see Note 13 to the Notes to the Financial Statements in our quarterly report on Form 10-Q for the first quarter of 2003). We have significantly reduced this activity.

     Minority interest in income and preferred returns of consolidated subsidiaries in 2003 includes higher minority interest expense of $9.5 million related to Williams Energy Partners, LP which is offset by the absence of preferred returns totaling $7.5 million related to the preferred interests in Castle Associates L.P., Arctic Fox, L.L.C., Piceance Production Holdings LLC and Williams' Risk Holdings L.L.C.

     Other income (expense) -- net increased $27.0 million due primarily to a $12.5 million foreign currency transaction gain on a Canadian dollar denominated note receivable. Other income (expense) -- net in 2002 included an $8 million loss related to early retirement of remarketable notes.

     The provision (benefit) for income taxes was favorable by $97.3 million due primarily to a pre-tax loss in 2003 as compared to pre-tax income for 2002. The effective income tax rate for the three months ended March 31, 2003, is less than the federal statutory rate (less tax benefit) due largely to the effect of state income taxes associated with jurisdictions in which we file separate returns. The effective income tax rate for the three months ended March 31, 2002, is greater than the federal statutory rate due primarily to the effect of state income taxes.

     Cumulative effect of change in accounting principles is an unfavorable amount in 2003 of $761.3 million which is comprised of a $762.5 million charge related to the adoption of EITF Issue No. 02-3 (see Note 3 to the Notes to the Financial Statements in our quarterly report on Form 10-Q for the first quarter of 2003) offset by $1.2 million related to the adoption of SFAS No. 143 (see
Note 3 to the Notes to the Financial Statements in our quarterly report on Form 10-Q for the first quarter of 2003).

     Income (loss) applicable to common stock in 2002 reflects the impact of $69.4 million associated with accounting for a preferred security that contains a conversion option that was beneficial to the purchaser at the time the security was issued. (See the Financial Statements in our quarterly report on Form 10-Q for the first quarter of 2003.)

2002 VS. 2001

     Consolidated Overview. Our revenue decreased $1,457.1 million, or 21 percent, due primarily to lower revenues associated with energy risk management and trading activities at EM&T and the absence of $184 million of revenue related to the 198 convenience stores sold in May 2001 within Petroleum Services. Partially offsetting these decreases was the impact of an increase in net production volumes within E&P partly due to the August 2001 acquisition of Barrett Resources Corporation ("Barrett").

     Costs and operating expenses decreased $193.1 million, or 5 percent, due primarily to the absence of the 198 convenience stores sold in May 2001 and lower fuel and product shrink gas purchases related to processing activities at Midstream. Slightly offsetting these decreases are increased depletion, depreciation and amortization and lease operating expenses at E&P due primarily to the addition of the former Barrett operations.

     Selling, general and administrative expenses decreased $69.1 million due primarily to lower variable compensation levels at EM&T. Selling, general and administrative expenses for 2002 also include approximately $22 million of early retirement costs, $10 million of employee-related severance costs and approximately $6 million related to early payoff of employee stock ownership plan expenses.

     Other (income) expense -- net in 2002, that is part of operating income, includes $244.6 million of impairment charges and loss accruals within EM&T comprised of $138.8 million of impairments and loss accruals for commitments for certain power assets associated with terminated power projects, $61.1 million goodwill impairments and a $44.7 million impairment charge related to the Worthington generation facility sold in January 2003. Also included in other (income) expense -- net in 2002 are $115 million of impairment charges related to Midstream's Canadian assets and $18.4 million of impairment charges within Petroleum Services related to the Alaska refinery and convenience store assets. Partially offsetting these impairment charges and accruals are $141.7 million of net gains on sales of natural gas production properties at E&P in 2002. Other (income) expense -- net in 2001 includes a $75.3 million gain on the May 2001 sale of the convenience stores and impairment charges of $13.8 million and $12.1 million within Midstream and Petroleum Services, respectively (see Note 4 to the Notes to the Financial Statements in our Form 10-K for 2002).

     General corporate expenses increased $18.5 million, or 15 percent, due primarily to approximately $15 million of costs related to consulting services and legal fees associated with the liquidity and business issues addressed beginning in the third-quarter of 2002, $6 million of expense related to the enhanced-benefit early retirement program offered to certain employee groups and $6 million of expense related to employee severance costs. Partially offsetting these increases were lower charitable contributions and advertising costs.

     Operating income decreased $1,526.9 million, or 66 percent, due primarily to lower net revenues associated with energy risk management and trading activities at EM&T and the impairment charges and loss accruals noted above. Partially offsetting these decreases are the gains from the sales of natural gas production properties and the impact of increased net production volumes at E&P, higher demand revenues and the effect of the reductions in rate refund liabilities associated with rate case settlements at Gas Pipeline, higher natural gas liquids margins at Midstream and higher equity earnings.

     Interest accrued -- net increased $518.3 million, or 76 percent, due primarily to $154 million related to interest expense, including amortization of fees, on the 2002 RMT Loan (see "Description of Other Indebtedness"), the $58 million effect of higher average interest rates, the $247 million effect of higher average borrowing levels and $56 million of higher debt issuance cost amortization expense.

     In 2002, we entered into interest rate swaps with external counter parties primarily in support of the energy trading portfolio. The swaps resulted in losses of $124.2 million (see Note 19 to the Notes to the Financial Statements in our annual report on Form 10-K for 2002).

     The 2002 investing loss decreased $58.9 million as compared to the 2001 investing loss. Investing loss for 2002 and 2001 consisted of the following components:

                                                                   YEARS ENDED
                                                                   DECEMBER 31
                                                              ---------------------
                                                                2002        2001
                                                              ---------   ---------
                                                              (DOLLARS IN MILLIONS)
Equity earnings (loss)*.....................................   $  72.0     $  22.7
Income (loss) from investments*.............................      42.1         4.2
Write-down of WCG common stock investment...................        --       (95.9)
Loss provision for WCG receivables..........................    (268.7)     (188.0)
Interest income and other...................................      44.9        88.4
                                                               -------     -------
Investing loss..............................................   $(109.7)    $(168.6)
                                                               =======     =======

---------------

* These items are also included in the measure of segment profit (loss).

     The equity earnings increase includes a $27.4 million benefit reflecting a contractual construction completion fee received by an equity method investment of Williams (see Note 3 to the Notes to the Financial Statements in our annual report on Form 10-K for 2002) and $4 million of earnings in 2002 versus $20 million of losses in 2001 from the Discovery pipeline project, partially offset by an equity loss in 2002 of $13.8 million from our investment in Longhorn Partners Pipeline LP. Income (loss) from investments in 2002 includes a $58.5 million gain on the sale of our equity interest in a Lithuanian oil refinery, pipeline and terminal complex, which was included in the Other segment, a gain of $8.7 million related to the sale of our general partner interest in Northern Borders Partners, L.P., a $12.3 million write-down of an investment in a pipeline project which was canceled and a $10.4 million net loss on the sale of our equity interest in a Canadian and U.S. gas pipeline. Income (loss) from investments in 2001 includes a $27.5 million gain on the sale of our limited partner equity interest in Northern Border Partners, L.P. offset by a $23.3 million loss from other investments, both which were determined to be other than temporary. See Note 2 to the Notes to the Financial Statements in our annual report on Form 10-K for 2002 for a discussion of the losses related to WCG. Interest income and other decreased due to a $22 million decrease in interest income related to margin deposits, a $4.9 million decrease in dividend income primarily as a result of the second-quarter 2001 sale of Ferrellgas Partners L.P. (Ferrellgas) senior common units and write-downs of certain foreign investments.

     Other income (expense) -- net below operating income increased $.3 million due primarily to an $11 million gain in second-quarter 2002 at Gas Pipeline associated with the disposition of securities received through a mutual insurance company reorganization, a $14 million decrease in losses from the sales of receivables to special purpose entities (see Note 15 to the Notes to the Financial Statements in our annual report on Form 10-K for 2002) and the absence in 2002 of a 2001 $10 million payment to settle a claim for coal royalty payments relating to a discontinued activity. Partially offsetting these increases was an $8 million loss related to early retirement of remarketable notes in first-quarter 2002.

     The provision (benefit) for income taxes was favorable by $804.6 million due primarily to a pre-tax loss in 2002 as compared to pre-tax income in 2001. The effective income tax rate for 2002 is greater than the federal statutory rate due primarily to the effect of taxes on foreign operations, non-deductible impairment of goodwill and income tax credits recapture that reduced the tax benefit of the pre-tax loss, somewhat offset by the reduction in valuation allowances. The effective income tax rate for 2001 is greater than the federal statutory rate due primarily to valuation allowances associated with the tax benefits for investing losses, for which no tax benefits were provided and the effect of state income taxes.

     In addition to the operating results from activities included in discontinued operations (see Note 2 to the Notes to the Financial Statements in our annual report on Form 10-K for 2002), the 2002 loss from discontinued operations includes pre-tax impairments and losses totaling $814.3. million. The $814.3 million consists of $240.8 million of impairments related to the Memphis refinery, $195.7 million of impairments related to bio-energy, $146.6 million of impairments related to travel centers, $133.5 million of impairments related to the soda ash operations, $91.3 million loss on sale related to the Central natural gas pipeline system and a $6.4 million loss on sale related to the Kern River natural gas pipeline system. Partially offsetting these impairments and losses was a pre-tax gain of $301.7 million related to the sale of the Mid-America and Seminole pipelines. Loss from discontinued operations in 2001 includes a $1.84 billion pre-tax charge for loss accruals related to guarantees and payment obligations for WCG and $184.7 million of other pre-tax charges for impairments and loss accruals including a $170 million pre-tax impairment charge related to the soda ash mining facility.

     Income (loss) applicable to common stock in 2002 reflects the impact of the $69.4 million associated with accounting for a preferred security that contains a conversion option that was beneficial to the purchaser at the time the security was issued. The weighted-average number of shares in 2002 for the diluted calculation (which is the same as the basic calculation due to our reporting a loss from continuing operations -- see Note 6 to the Notes to the Financial Statements in our annual report on Form 10-K for 2002) increased approximately 16 million from December 31, 2001. The increase is due primarily to the 29.6 million shares issued in the Barrett acquisition in August 2001. The increased shares had a dilutive effect on earnings (loss) per share in 2002 of approximately $.05 per share.

2001 vs. 2000

     Consolidated Overview. Our revenues increased $506.2 million, or 8 percent, due primarily to higher gas and electric power trading and services margins, a full year of Canadian operations within Midstream acquired in the fourth-quarter of 2000, higher natural gas sales prices and revenues from Barrett acquired in the third-quarter of 2001. Partially offsetting these increases was a decrease of $283 million in revenues related to the 198 convenience stores sold in May 2001, $116 million decrease in domestic natural gas liquids revenues and the effect in 2000 of a $69 million reduction of Gas Pipeline's rate refund liabilities.

     Total segment costs and expenses increased $98.2 million, or 2 percent, due primarily to costs for a full year of Canadian operations acquired in fourth-quarter 2000 and operating costs associated with Barrett acquired in third-quarter 2001. These increases were partially offset by a $286 million decrease in costs as a result of the sale of 198 convenience stores in May 2001 and the $75.3 million gain on the sale of these convenience stores.

     Operating income increased $380.9 million, or 20 percent, due primarily to higher gas and electric power service margins, the $75.3 million pre-tax gain on the sale of the convenience stores in May 2001, increased realized natural gas sales prices, the impact of Barrett and the effect in 2000 of $63.8 million in guarantee loss accruals and impairment charges at EM&T. Partially offsetting these increases were lower per-unit natural gas liquids margins at Midstream, the $69 million effect in 2000 of reductions to rate refund liabilities and approximately $26 million of impairment charges and loss accruals within Midstream and Petroleum Services. Included in operating income are general corporate expenses which increased $27.1 million, or 28 percent, due primarily to an increase in advertising costs (which includes a branding campaign of $12 million) and higher charitable contributions.

     Interest accrued -- net increased $75.3 million, or 12 percent, due primarily to the $71 million effect of higher borrowing levels offset by the $42 million effect of lower average interest rates, $19 million in interest expense related to an unfavorable court decision involving Transcontinental Gas Pipe Line (Transco), a $14 million increase in interest expense related to deposits received from customers relating to energy risk management and trading and hedging activities and a $12 million increase in amortization of debt expense. The increase in long-term debt includes the $1.1 billion of senior unsecured debt securities issued in January 2001 and $1.5 billion of long-term debt securities issued in August 2001 related to the cash portion of the Barrett acquisition.

     Investing income decreased $257.7 million, due primarily to fourth-quarter 2001 charges for a $103 million provision for doubtful accounts related to the minimum lease payments receivable from WCG, an $85 million provision for doubtful accounts related to a $106 million deferred payment for services provided to WCG and a $25 million write-down of the remaining investment basis in WCG common stock (see Note 2 to the Notes to the Financial Statements in our annual report on Form 10-K for 2002). In addition, the decrease also reflects a $94.2 million charge in third-quarter 2001, representing declines in the value of certain investments, including $70.9 million related to our investment in WCG and $23.3 million related to losses from other investments, which were deemed to be other than temporary (see Note 3 to the Notes to the Financial Statements in our annual report on Form 10-K for 2002). In addition, the decrease in investing income reflects a $13 million decrease in dividend income due to the sale of the Ferrellgas senior common units in second-quarter 2001. The decreases to investing income (loss) were slightly offset by increased interest income related to margin deposits of $17 million. Minority interest in income and preferred returns of consolidated subsidiaries increased $23.9 million, or 42 percent, due primarily to preferred returns of Snow Goose LLC, formed in December 2000, and minority interest in income of Williams Energy Partners L.P., partially offset by a $10 million decrease of preferred returns related to the second-quarter 2001 redemption of our obligated mandatorily redeemable preferred securities of Trust.

     Other income (expense) -- net increased $26.4 million to $26.1 million of income in 2001 due primarily to an $11 million increase in capitalization of interest on internally generated funds related to various capital projects at certain FERC regulated entities and $6 million lower losses from the sales of receivables to special purpose entities (see Note 15 to the Notes to the Financial Statements in our annual report on Form 10-K for 2002).

     The provision for income taxes increased $68.1 million primarily due to higher pre-tax income and increase in valuation allowance. The effective income tax rate for 2001 is greater than the federal statutory rate due primarily to valuation allowances associated with the investing losses, for which no tax benefits were provided plus the effects of state income taxes. The effective income tax rate for 2000 is greater than the federal statutory rate due primarily to the effects of state income taxes.

     In addition to the operating results from the activities included in discontinued operations (see Note 2 to the Notes to the Financial Statements in our annual report on Form 10-K for 2002), the loss from discontinued operations for 2001 includes a $1.84 billion pre-tax charge for loss accruals for contingent obligations related to guarantees and payment obligations for WCG, $184.7 million of other pre-tax charges for impairments and loss accruals including a $170 million pre-tax impairment charge related to the soda ash mining facility. Loss from discontinued operations in 2000 primarily represents the operating results of the operations.

            PRO FORMA SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma financial information is included to supplement our previously issued consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2002 and our historical consolidated statements of operations and balance sheets included in our quarterly report on Form 10-Q for the quarterly period ended March 31, 2003, to present the operations of Williams Energy Partners and Texas Gas as discontinued operations. The impact to consolidated revenues as reported in our annual report on Form 10-K as a result of this reclassification was a decrease of $659.5 million, $600.3 million and $622 million for the years ended December 31, 2002, 2001 and 2000, respectively. The combined net income impact of these operations previously included in income (loss) from continuing operations was $78.7 million, $102.5 million and $120.3 million for the years ended December 31, 2002, 2001 and 2000, respectively. The combined revenues of these operations previously included in consolidated revenues as reported in our quarterly report on Form 10-Q were $187.4 million and $168.9 million for the three months ended March 31, 2003 and 2002, respectively, and the combined net loss of these entities previously included in income (loss) from continuing operations was $27.2 million for the three months ended March 31, 2003 and the combined net income of these entities previously included in income (loss) from continuing operations was $38.7 million for the three months ended March 31, 2002. The unaudited pro forma consolidated financial statements does not reflect any potential gain or loss related to the expected sales. Consistent with our previously issued consolidated financial statements, other assets and/or businesses are also reported as discontinued operations, those being Kern River, Central, soda ash mining operations, Mid-America and Seminole pipelines, Midsouth refinery and related assets, Williams travel centers, and bio-energy facilities.

     For comparative purposes, income (loss) from continuing operations as reported in our annual report on Form 10-K was a loss of $501.5 million for the year ended December 31, 2002 and income of $802.7 million and $820.4 million for the years ended December 31, 2001 and 2000, respectively. Additionally, the reported loss from discontinued operations was $253.2 million, $1,280.4 million and $296.1 million for the years ended December 31, 2002, 2001 and 2000, respectively. For comparative purposes, income (loss) from continuing operations as reported in our quarterly report on Form 10-Q was a loss of $57.7 million for the three months ended March 31, 2003 and income of $98.4 million for the three months ended March 31, 2002. Additionally, the reported income from discontinued operations was $4.5 million and $9.3 million for the three months ended March 31, 2003 and 2002, respectively.

     The unaudited pro forma financial information on the following pages should be read in conjunction with the historical financial statements and notes thereto included in our annual report on Form 10-K for the year ended December 31, 2002 and in our quarterly report on Form 10-Q for the quarterly period ended March 31, 2003 and other information filed with the Securities and Exchange Commission.

                                                                                 THREE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,              MARCH 31,
                                            ---------------------------------   ---------------------
                                              2000        2001        2002        2002        2003
                                            ---------   ---------   ---------   ---------   ---------
                                                                   (UNAUDITED)
                                                              (DOLLARS IN MILLIONS)
CONSOLIDATED INCOME STATEMENT DATA:
Revenues:
  Energy Marketing & Trading..............  $ 1,295.1   $ 1,705.6   $    56.2   $   340.9   $ 3,781.5
  Gas Pipeline............................    1,310.3     1,180.8     1,241.8       305.0       323.3
  Exploration & Production................      331.0       615.2       899.9       227.7       266.4
  Midstream Gas & Liquids.................    1,574.3     1,906.8     1,909.1       400.0     1,133.2
  Petroleum Services......................    1,456.3     1,109.7       866.0       187.5       239.7
  Other...................................       74.4        80.3        65.8        16.8        14.0
  Intercompany eliminations...............     (104.1)     (133.2)      (89.9)      (24.8)     (585.3)
                                            ---------   ---------   ---------   ---------   ---------
     Total revenues.......................  $ 5,937.3   $ 6,465.2   $ 4,948.9   $ 1,453.1   $ 5,172.8
                                            ---------   ---------   ---------   ---------   ---------
Segment costs and expenses:
  Costs and operating expenses............  $ 3,506.3   $ 3,539.9   $ 3,313.7   $   742.9   $ 4,764.1
  Selling, general and administrative
     expenses.............................      522.1       698.6       620.1       141.2       130.0
  Other (income) expense -- net...........       82.3       (14.5)      296.9          .3         7.6
                                            ---------   ---------   ---------   ---------   ---------
     Total segment costs and expenses.....  $ 4,110.7   $ 4,224.0   $ 4,230.7   $   884.4   $ 4,901.7
                                            ---------   ---------   ---------   ---------   ---------
General corporate expenses................  $    97.2   $   124.3   $   142.8   $    38.2   $    22.9
                                            ---------   ---------   ---------   ---------   ---------
Operating income (loss):
  Energy Marketing & Trading..............  $   968.2   $ 1,294.6   $  (471.7)  $   273.0   $  (130.5)
  Gas Pipeline............................      467.1       398.3       470.7       115.2       149.4
  Exploration & Production................       75.8       219.5       516.8       106.7       124.0
  Midstream Gas & Liquids.................      282.0       185.9       171.7        52.7       110.1
  Petroleum Services......................       39.5       145.8        48.1        22.6        18.5
  Other...................................       (6.0)       (2.9)      (17.4)       (1.5)       (0.4)
  General corporate expenses..............      (97.2)     (124.3)     (142.8)      (38.2)      (22.9)
                                            ---------   ---------   ---------   ---------   ---------
     Total operating income...............  $ 1,729.4   $ 2,116.9   $   575.4   $   530.5   $   248.2
                                            ---------   ---------   ---------   ---------   ---------
Net income (loss).........................  $   524.3   $  (477.7)  $  (754.7)  $   107.7   $  (814.5)
                                            =========   =========   =========   =========   =========

                       DESCRIPTION OF OTHER INDEBTEDNESS

REVOLVING CREDIT FACILITIES

     Under the terms of our revolving credit agreement (amended in July 2002, restated in October 2002, and amended in March 2003), our subsidiaries, Northwest and Transco, have access to $400 million, while Williams has access to all unborrowed amounts. Interest rates vary based on LIBOR plus an applicable margin (which varies with our senior unsecured credit ratings). During first-quarter 2003, we completed asset sales, which reduced the commitments from participating banks in the revolving credit facility to $400 million. No amounts were outstanding under this agreement at March 31, 2003. Failure to meet the required covenants of the revolving credit facility could become an event of default and could result in acceleration of amounts due under this facility and other company debt obligations with similar covenants, or for which there are certain provisions for cross-default in place.

     In addition to the revolving credit facility discussed above, Williams Energy Partners L.P. has an $85 million unsecured revolving credit facility with no amounts outstanding at March 31, 2003.

LETTER OF CREDIT FACILITY

     Williams has a $400 million letter of credit facility that expires in July 2003. Letters of credit totaling $383 million have been issued by the participating financial institutions under this facility at March 31, 2003. As of March 31, 2003, a total of $9.3 million letters of credit under this agreement have been cash collateralized.

NEW RMT LOAN

     On May 30, 2003, Williams Production RMT Company ("RMT"), a wholly owned subsidiary, entered into a $500 million senior secured term loan (the "New RMT Loan") with a syndicate of institutional lenders. The term loan is secured by substantially all of the assets of RMT (excluding assets currently held for sale) and the capital stock of Williams Production Holdings LLC ("Holdings"), RMT and certain RMT subsidiaries. The New RMT Loan matures on May 31, 2007 and bears interest payable quarterly at the Eurodollar rate plus 3.75% per annum. The proceeds from the New RMT Loan were used to partially repay the 2002 RMT Loan, which would have matured in July 2003. The New RMT Loan amortizes quarterly at 1% per annum with the balance due at maturity.

     Financial covenants under the New RMT Loan require RMT to (i) demonstrate collateral coverage of greater than 1.75 to 1 calculated by a PV-10 value divided by total secured debt tested semi annually and (ii) demonstrate interest coverage of greater than 3.0 to 1 on a quarterly basis. Other covenants under the New RMT Loan restrict RMT's ability to (i) incur additional indebtedness
(ii) make restricted payments and (iii) dispose of assets. RMT is required to maintain a minimum liquidity reserve of $20 million in the form of cash or letters of credit.

9.25% SENIOR NOTES

     In connection with resolving claims related to our former subsidiary, Williams Communications Group ("WCG"), we issued $1.4 billion of Williams Senior 9.25% Notes due March 2004. We intend to use a portion of the proceeds of this offering in connection with the redemption of our 9.25% senior notes.

     Notes payable and long-term debt at March 31, 2003 and December 31, 2002, is as follows:

                                                        WEIGHTED-AVERAGE   MARCH 31,   DECEMBER 31,
                                                        INTEREST RATE(1)     2003          2002
                                                        ----------------   ---------   ------------
                                                                   (DOLLARS IN MILLIONS)
Secured notes payable(2)..............................        5.4%         $   967.6    $   934.8
                                                              ---          ---------    ---------
Long-term debt:
  Secured long-term debt
     Revolving credit loans...........................         --%         $      --    $    81.0
     Debentures, 9.9%, payable 2020...................        9.9               28.7         28.7
     Notes, 7.725%-9.45%, payable through 2022........        8.3              545.9        558.8
     Notes, adjustable rate, payable through 2007.....        7.1              264.6        183.2
     Other, payable 2003..............................        6.7               15.1         20.9
  Unsecured long-term debt
     Debentures, 6.25%-10.25%, payable through 2031...        7.4            1,548.6      1,548.2
     Notes, 6.125%-9.25%, payable through 2032(3).....        7.8            9,675.2      9,500.5
     Notes, adjustable rate, payable through 2004.....        5.3              494.7        759.9
     Other, payable through 2006......................        5.6              130.9        158.1
  Capital leases, payable through 2005................        6.1               91.9        139.9
                                                                           ---------    ---------
                                                                            12,795.6     12,979.2
Long-term debt due within one year....................                      (2,304.5)    (1,082.8)
                                                                           ---------    ---------
Total long-term debt..................................                     $10,491.1    $11,896.4
                                                                           =========    =========

---------------

(1) At March 31, 2003.

(2) Interest rate for the 2002 RMT Loan, which had $954.6 million outstanding at March 31, 2003, was based on the Eurodollar rate plus 4% per annum. The principal balance included interest accruing at a fixed rate of 14% compounded quarterly. All amounts outstanding under this facility were repaid on May 30, 2003 and the facility was terminated. (See -- New RMT
    Loan).

(3) Includes $1.1 billion of 6.5% notes, payable 2007 subject to remarketing in 2004 (the "FELINE PACS"). If a remarketing is unsuccessful in 2004 and a second remarketing in February 2005 is unsuccessful as defined in the offering document of the FELINE PACS, then Williams could exercise its right to foreclose on the notes in order to satisfy the obligation of the holders of the equity forward contracts requiring the holder to purchase Williams common stock.

                              DESCRIPTION OF NOTES

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Williams" refers only to The Williams Companies, Inc. and not to any of its subsidiaries.

     Williams will issue the notes under a supplement to an indenture dated November 10, 1997 between itself and JPMorgan Chase Bank, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

     The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available from Williams. Certain defined terms used in this description but not defined below under "-- Certain Definitions" have the meanings assigned to them in the indenture.

     The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES

THE NOTES

     The notes:

     - are general unsecured obligations of Williams;

     - are pari passu in right of payment with any current and future senior Indebtedness of Williams; and

     - are senior in right of payment to any future subordinated Indebtedness of Williams.

SUBSIDIARIES

     None of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, the subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to us and thus make them available to our creditors. The notes will therefore be effectively subordinated to all debt and other liabilities of each of our subsidiaries. As of March 31, 2003, our subsidiaries had approximately $4.2 billion of indebtedness, excluding intercompany indebtedness. Our subsidiaries generated substantially all of our consolidated revenues in the twelve-month period ended December 31, 2002 and held substantially all of our consolidated assets as of March 31, 2003.

     As of the Issue Date, all of our subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

PRINCIPAL, MATURITY AND INTEREST

     Williams will issue notes with an initial maximum aggregate principal amount of $500 million. Williams may issue an unlimited amount of additional notes from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption "-- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Williams will issue notes in denominations of $1,000 and integral multiples of
$1,000. The notes will mature on           , 2010.

     Interest on the notes will accrue at the rate of      % per annum and will
be payable semi-annually in arrears on           and           , commencing on
          , 2003. Williams will make each interest payment to the Holders of
record on the immediately preceding           and           .

     Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a Holder has given wire transfer instructions to the paying agent, the paying agent will pay all principal, interest and premium, if any, on that Holder's notes in accordance with those instructions, subject to surrender in the case of payment of principal. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Williams elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. Williams may change the paying agent or registrar without prior notice to the Holders of the notes, and Williams or any of its Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Williams is not required to transfer or exchange any note selected for redemption. Also, Williams is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

OPTIONAL REDEMPTION

     At any time and from time to time prior to           , 2007, Williams may,
at its option, redeem all or a portion of the notes at the Make-Whole Price plus accrued and unpaid interest to the redemption date.

     At any time and from time to time on or after           , 2007, Williams
may, at its option, redeem the notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the redemption date, if redeemed during the twelve-month
period beginning on           , of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2007........................................................         %
2008........................................................         %
2009 and thereafter.........................................         %

     At any time and from time to time prior to           , 2006, Williams may,
at its option, redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds received by Williams from any Equity Offering at a
redemption price equal to      % of the principal amount plus accrued and unpaid
interest to the redemption date; provided that

          (1) in each case the redemption takes place not later than 120 days after the closing of the related Equity Offering, and

          (2) at least 65% of the aggregate principal amount of notes remains outstanding immediately after the occurrence of such redemption (excluding notes held by Williams and its Subsidiaries).

MANDATORY REDEMPTION

     Williams is not required to make mandatory redemption or sinking fund payments with respect to the notes.

TERMINATION OF CERTAIN COVENANTS

     From and after the first date after the Issue Date on which the notes have an Investment Grade Rating from both Rating Agencies and no Default or Event of Default has occurred and is continuing under the indenture (the "Investment Grade Date"), Williams and its Restricted Subsidiaries will no longer be subject to the provisions of the indenture described below under the following captions:

     - "-- Repurchase at the Option of Holders -- Asset Sales,"

     - "-- Certain Covenants -- Restricted Payments,"

     - "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock,"

     - "-- Certain Covenants -- Transactions with Affiliates,"

     - "-- Certain Covenants -- Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,"

     - "-- Certain Covenants -- Business Activities"

provided, however, that the provisions of the indenture described below under the following captions will not be so terminated:

     - "-- Repurchase at the Option of Holders -- Change of Control,"

     - "-- Certain Covenants -- Liens,"

     - "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" (except as set forth in that covenant),

     - "-- Certain Covenants -- Sale and Leaseback Transactions" (except as set forth in that covenant),

     - "-- Certain Covenants -- Payments for Consent," and

     - "-- Reports."

As a result, the notes will be entitled to substantially reduced covenant protection from and after any Investment Grade Date.

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

     If a Change of Control occurs, each Holder of notes will have the right to require Williams to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Williams will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, Williams will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Williams will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Williams will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

     On the Change of Control Payment Date, Williams will, to the extent lawful:

          (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Williams.

     The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

     Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 30 days following a Change of Control, if Williams is subject to any agreement evidencing Indebtedness (or commitments to extend Indebtedness) that prohibits prepayment or repurchase of the notes pursuant to a Change of Control Offer, Williams will repay all such outstanding Indebtedness of Williams (and terminate all commitments to extend such Indebtedness), or obtain the requisite consents, if any, under all agreements governing such Indebtedness or commitments to permit the repurchase of notes required by this covenant. Williams shall first comply with the covenant set forth in this paragraph before it shall be required to make a Change of Control Offer or to repurchase notes pursuant to the "Change of Control" covenant. Williams' failure to comply with the covenant described in this paragraph may (with notice and lapse of time) constitute an Event of Default described in clause (3) but shall not constitute an Event of Default described in clause (2) under "Events of Default" below.

     Williams will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require Williams to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable to the transaction giving rise to such requirement. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Williams repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     Williams will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Williams and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

     If any Credit Facilities or other agreements relating to Indebtedness to which Williams becomes a party should contain restrictions prohibiting Williams from repurchasing any notes, then, in the event of a Change of Control Williams could seek the consent of its creditors to the purchase of the notes or could attempt to refinance the Indebtedness that contains such provision. If Williams does not obtain such a consent or refinance such Indebtedness in such circumstances, Williams will remain prohibited from purchasing notes. In such case, the failure to obtain such consent or complete such refinancing would constitute a Default under the indenture.

     If a Change of Control Offer is made, there can be no assurance that Williams will have available funds sufficient to pay the Change of Control Payment for all the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event that Williams is required to purchase outstanding notes pursuant to a Change of Control Offer, Williams expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that Williams would be able to obtain such financing or that the terms of the indenture would permit the occurrence of such financing.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Williams and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Williams to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Williams and its Subsidiaries taken as a whole to another Person or group may be uncertain.

ASSET SALES

     Williams will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) Williams (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

          (2) the fair market value is determined by (a) an executive officer of Williams if the value is more than $10 million but less than $75 million or
     (b) Williams' Board of Directors if the value is $75 million or more, as evidenced by a resolution of such Board of Directors; and

          (3) at least 75% of the consideration received in the Asset Sale by Williams or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

             (a) any liabilities, as shown on Williams' or such Restricted Subsidiary's most recent balance sheet, of Williams or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Williams or such Subsidiary from further liability;

             (b) any securities, notes or other obligations received by Williams or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Williams or such Subsidiary into cash, to the extent of the cash received in that conversion; and

             (c) property or assets received as consideration for such Asset Sale that would otherwise constitute a permitted application of Net Proceeds (or other cash in such amount) under clauses (2), (3) or (4) under the next succeeding paragraph below.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Williams or any of its Restricted Subsidiaries may apply an amount of cash equal to the amount of such Net Proceeds at its option:

          (1) to repay or prepay senior Indebtedness of Williams or any Restricted Subsidiary;

          (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

          (3) to make a capital expenditure; or

          (4) to acquire other long-term assets that are used or useful in a Permitted Business.

     To the extent that Williams and its Restricted Subsidiaries do not apply an amount of cash equal to the amount of such Net Proceeds of any Asset Sale during such period as provided in the preceding paragraph, the amount not so applied (excluding Net Proceeds of any Asset Sale to the extent of the amount of acquisitions or capital expenditures described under clauses (2), (3) or (4) under the immediately preceding paragraph above made during the 365 days preceding the receipt of such Net Proceeds (other than any portion of such amount that was funded with Net Proceeds of any other Asset Sale or that has been allocated to exclude Net Proceeds of any other Asset Sales under this provision)) will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20.0 million, Williams will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Williams may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Excess Proceeds will be allocated by Williams to the notes and such other pari passu Indebtedness on a pro rata basis (based upon the respective principal amounts of the notes and such other pari passu Indebtedness tendered into such Asset Sale Offer) and the portion of each note to be purchased will thereafter be determined by the trustee on a pro rata basis among the Holders of such notes with appropriate adjustments such that the notes may only be purchased in integral multiples of $1,000. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

     Williams will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Williams will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

     Prior to making any Asset Sale Offer, but in any event within 30 days following the date on which such Asset Sale Offer would otherwise be required, if Williams is subject to any agreement evidencing Indebtedness (or commitments to extend Indebtedness) that prohibits prepayment or repurchase of the notes pursuant to an Asset Sale Offer, Williams will either repay all such outstanding Indebtedness of Williams (and terminate all commitments to extend such Indebtedness) or obtain the requisite consents, if any, under all agreements governing such Indebtedness or commitments to permit the repurchase of notes required by this covenant. Williams shall first comply with the covenant set forth in this paragraph before it shall be required to make an Asset Sale Offer or to repurchase notes pursuant to this "Asset Sale" covenant. Williams' failure to comply with the covenant described in this paragraph may (with notice and lapse of time) constitute an Event of Default in clause (3) but shall not constitute an Event of Default described in clause (2) under "Events of Default" below.

     If any Credit Facilities or other agreements relating to Indebtedness to which Williams becomes a party should contain restrictions prohibiting Williams from repurchasing any notes, then, in the event an Asset Sale Offer is required at a time when Williams is so prohibited from purchasing notes, Williams could seek the consent of its creditors to the purchase of the notes or could attempt to refinance the Indebtedness that contains such prohibition. If Williams does not obtain such a consent or refinance such Indebtedness in such circumstances, Williams will remain prohibited from purchasing notes. In such case, the failure to obtain such consent or complete such refinancing would constitute a Default under the Indenture.

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

     No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in a principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of the notes called for redemption.

     If less than all of the notes are to be purchased at any time pursuant to an Asset Sale Offer, the trustee will determine the portion of each note to be purchased as set forth above for redemptions. No notes of $1,000 or less can be purchased in part. Asset Sale Offers will be mailed by first class mail at least 30 days before the purchase date to each Holder of Notes at its registered address. In the event of a partial purchase of any Note pursuant to an Asset Sale Offer or a Change of Control Offer, a new note in a principal amount equal to the unpurchased portion of the original note will be issued in the name of the Holder of Notes upon cancellation of the original note.

CERTAIN COVENANTS

RESTRICTED PAYMENTS

     Williams will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of Williams' or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Williams or any of its Restricted Subsidiaries) or to the direct or indirect holders of Williams' or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Williams or to Williams or a Restricted Subsidiary of Williams);

          (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Williams) any Equity Interests of Williams;

          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at the Stated Maturity thereof; or

          (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment, no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

          (1) Williams would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (2) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Williams and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses
     (2), (3), (4), (6) and (8) of the next succeeding paragraph), is less than the sum, without duplication, of:

             (a) 50% of the Consolidated Net Income of Williams for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the first anniversary of the Issue Date to the end of Williams' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

             (b) 100% of the aggregate net cash proceeds received by Williams (including the fair market value of any Permitted Business or assets used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests of Williams (other than Disqualified Stock)) since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Williams (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Williams that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Williams), plus

             (c) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment, including, without limitation, repayment of principal of any Restricted Investment constituting a loan or advance (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

             (d) to the extent that any Unrestricted Subsidiary of Williams is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (i) the fair market value of Williams' Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

     Notwithstanding the foregoing, the preceding provisions shall not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

          (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Williams or of any Equity Interests of Williams in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to a Subsidiary of Williams) of Equity Interests of Williams (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (2)(b) of the preceding paragraph;

          (3) the redemption, repurchase, retirement, defeasance or other acquisition of the 9 7/8% cumulative convertible preferred stock of Williams out of the net cash proceeds of the 5.5% junior subordinated convertible debentures issued by Williams on May 28, 2003; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (2)(b) of the preceding paragraph;

          (4) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Williams with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          (5) quarterly dividends paid pro rata on outstanding common stock of Williams in an amount of $0.02 per share, provided that (A) such per share amount shall be adjusted proportionally upon any reclassification, split, combination, special distribution of common stock to holders thereof or similar event such that (x) the per share amount multiplied by the number of such shares outstanding, in each case determined immediately before giving effect to such event is equal to (y) the per share amount multiplied by the number of such shares outstanding, in each case determined immediately after giving effect to such event and (B) in no event shall the aggregate quarterly amount payable pursuant to this clause exceed by 20% the aggregate quarterly amount that would be payable on all shares of common stock outstanding on the Issue Date if a quarterly dividend payment of $0.02 per share were payable on the Issue Date;

          (6) the payment of any distribution or dividend by a Restricted Subsidiary of Williams, on a pro rata basis to all holders or on a basis more favorable to Williams and its Restricted Subsidiary, to the holders of such Restricted Subsidiary's Equity Interests; and

          (7) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or acquisition or retirement for value of any Equity Interests of Williams held by any member of Williams' (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period and provided further that if the amount so paid in any calendar year is less than $5.0 million, such shortfall may be used to so repurchase, redeem, acquire or retire Equity Interests in either of the next two calendar years in addition to the $5.0 million that may otherwise be paid in each such calendar year;

          (8) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, any Investment made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering of Equity Interests of Williams; provided that the amount of any such net cash proceeds will be excluded from clause (2)(b) of the preceding paragraph; and

          (9) other Restricted Payments in an aggregate amount since the Issue Date not to exceed $50.0 million.

     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Williams or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined, in the case of amounts greater than $10.0 million and not more than $75.0 million, by an officer of Williams and, in the case of $75.0 million or more, by the Board of Directors.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     Williams will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Williams will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Williams and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or Williams may issue Disqualified Stock, if the Fixed Charge Coverage Ratio for Williams' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1) the incurrence by Williams or any Restricted Subsidiary of Indebtedness and letters of credit under any Credit Facilities in an aggregate principal amount at any one time outstanding under this clause
     (1) (with letters of credit being deemed to have a principal amount equal to the undrawn face amount thereof) not to exceed $1.3 billion;

          (2) the incurrence by Williams and its Restricted Subsidiaries of the Existing Indebtedness;

          (3) the incurrence by Williams of Indebtedness represented by the notes issued and sold in this offering;

          (4) the incurrence by Williams and any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Williams or such Restricted Subsidiary, in an aggregate principal amount not to exceed $50 million at any time outstanding;

          (5) the incurrence by Williams or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness), including Permitted Refinancing Indebtedness incurred to finance the purchase price of replacement properties that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4) or (5) of this paragraph;

          (6) the incurrence by Williams or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Williams and any of its Restricted Subsidiaries; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Williams or a Restricted Subsidiary of Williams and (b) any sale or other transfer of any such Indebtedness to a Person that is not either Williams or a Restricted Subsidiary of Williams, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Williams or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7) the incurrence by Williams or any of its Subsidiaries of Hedging Obligations;

          (8) the guarantee by Williams of Indebtedness of any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant;

          (9) Indebtedness in respect of bankers acceptances, letters of credit and performance or surety bonds issued for the account of Williams or any of its Restricted Subsidiaries in the ordinary course of business in amounts and for the purposes customary in Williams' industry, in each case only to the extent that such incurrence does not result in the incurrence of any obligation to repay any borrowed money;

          (10) Indebtedness arising from any agreement providing for indemnities, Guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets;

          (11) the incurrence by Williams or any of its Restricted Subsidiaries of Acquired Debt if the Fixed Charge Coverage Ratio for Williams' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence of Acquired Debt (the "Relevant Fixed Charge Coverage Ratio") determined immediately after giving effect to such incurrence and the related acquisition (including through a merger, consolidation or otherwise) is higher than the Relevant Fixed Charge Coverage Ratio determined immediately before giving effect to such incurrence and the related acquisition; and

          (12) the incurrence by Williams or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (12), not to exceed $250.0 million.

     If any Non-Recourse Debt of an Unrestricted Subsidiary shall at any time cease to constitute Non-Recourse Debt or such Unrestricted Subsidiary shall be redesignated a Restricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant:

          (1) in the event that an item of proposed Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Williams will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant;

          (2) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in the computation of Fixed Charges of Williams as accrued; and

          (3) for the purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.

LIENS

     Williams will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness, Attributable Debt or trade payables (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless the notes and all payments due under the indenture with respect to the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien or, in the case of any obligation so secured that is expressly subordinated to the notes, by a Lien prior to any Liens securing any and all obligations thereby secured for so long as any such obligations shall be so secured.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     Williams will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on its Capital Stock to Williams or any of its Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Williams or any of its Restricted Subsidiaries;

          (2) make loans or advances to Williams or any of its Restricted Subsidiaries; or

          (3) transfer any of its properties or assets to Williams or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) agreements governing Existing Indebtedness and the Credit Facilities in effect on June 1, 2003 and other customary encumbrances and restrictions existing on or after the Issue Date that are not more restrictive in any material respect, taken as a whole, with respect to such dividend and other payment restrictions that those contained in such agreements on June 1, 2003 (provided that the application of such restrictions and encumbrances to additional Restricted Subsidiaries not subject thereto on June 1, 2003 shall not be deemed to make such restrictions and encumbrances more restrictive);

          (2) the indenture and the notes and other customary encumbrances and restrictions existing in indentures and notes after the Issue Date that are not more restrictive, in any material respect, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Indenture;

          (3) applicable law (including without limitation, rules, regulations and agreements with regulatory authorities);

          (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Williams or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

          (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

          (6) Capital Lease Obligations, mortgage financings or purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

          (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

          (8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive in any material respect, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "-- Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements; provided that such restrictions apply only to the assets or property subject to such joint venture or similar agreement or to the assets or property being sold, as the case may be; and

          (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     Williams may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Williams is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Williams and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person unless:

          (1) either: (a) Williams is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than Williams) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

          (2) the Person formed by or surviving any such consolidation or merger (if other than Williams) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes by supplemental indenture all the obligations of Williams under the notes and the indenture and delivers to the trustee an opinion of counsel to the effect that the supplemental indenture has been duly authorized, executed and delivered by such Person and constitutes a valid and binding obligation of such Person, enforceable against such Person in accordance with its terms (subject to customary exceptions);

          (3) immediately after such transaction no Default or Event of Default exists; and

          (4) Williams or the Person formed by or surviving any such consolidation or merger (if other than Williams), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" provided, however, that this clause (4) shall no longer be applicable from and after any Investment Grade Date.

     In addition, Williams may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clause (4) under this "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Williams and any of its Restricted Subsidiaries.

TRANSACTIONS WITH AFFILIATES

     Williams will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1) the Affiliate Transaction is on terms that are no less favorable to Williams or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Williams or such Restricted Subsidiary with an unrelated Person; and

          (2) Williams delivers to the trustee:

             (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

             (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75 million, an opinion as to the fairness to Williams of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) any employment agreement on customary terms entered into by Williams or any of its Restricted Subsidiaries in the ordinary course of business of Williams or such Restricted Subsidiary;

          (2) transactions between or among Williams and/or its Restricted Subsidiaries;

          (3) transactions with a Person that is an Affiliate of Williams solely because Williams owns an Equity Interest in, or controls, such Person;

          (4) payment of reasonable directors fees and provision to directors, officers and employees of customary indemnities and customary benefits pursuant to employee benefit plans and similar arrangements;

          (5) sales of Equity Interests (other than Disqualified Stock) to Affiliates of Williams;

          (6) (A) corporate sharing agreements among Williams and its subsidiaries with respect to tax sharing and general overhead and other administrative matters and (B) any other intercompany arrangements disclosed or described in Williams' report on Form 10-K for the fiscal year ended December 31, 2002 (including the exhibits thereto) or this prospectus supplement, all as in effect on the Issue Date, and any amendment or replacement of any of the foregoing so long as such amendment or replacement agreement is not less advantageous to Williams in any material respect than the agreement so amended or replaced, as such agreement was in effect on the Issue Date;

          (7) transactions entered into as part of a Permitted Receivables Financing; and

          (8) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "-- Restricted Payments."

DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event will the material businesses currently operated by Williams Production Holdings LLC or Williams Gas Pipeline Company LLC be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Williams and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "-- Restricted Payments" or Permitted Investments, as determined by Williams. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

SALE AND LEASEBACK TRANSACTIONS

     Williams will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that Williams or any of its Restricted Subsidiaries may enter into a Sale and Leaseback Transaction if:

          (1) Williams could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (2) immediately after giving effect to such Sale and Leaseback Transaction, the aggregate outstanding Attributable Debt with respect to all Sale and Leaseback Transactions by Williams and its Restricted Subsidiaries does not exceed 10% of the Consolidated Net Tangible Assets of Williams; and

          (3) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of that Sale and Leaseback Transaction;

provided, however, that the foregoing clauses (1) and (2) shall no longer be applicable after any Investment Grade Date.

BUSINESS ACTIVITIES

     Williams will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Williams and its Subsidiaries taken as a whole.

PAYMENTS FOR CONSENT

     Williams will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

     Whether or not required by the Commission, so long as any notes are outstanding, Williams will furnish to the trustee, within 30 days after the time periods specified in the Commission's rules and regulations:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Williams were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations", and, with respect to the annual information only, a report on the annual financial statements by Williams' certified independent accountants; and

          (2) all current reports that would be required to be filed with the Commission on Form 8-K if Williams were required to file such reports.

     If Williams has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of Williams and its Restricted Subsidiaries excluding in all respects the Unrestricted Subsidiaries of Williams.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

          (1) default for 30 days in the payment when due of interest on the notes;

          (2) default in payment when due of the principal of, or premium, if any, on the notes;

          (3) failure by Williams to purchase Notes tendered pursuant to an offer described under the captions "-- Repurchase at the Option of Holders -- Change of Control," "-- Repurchase at the Option of
     Holders -- Asset Sales" in accordance with the terms thereof, or failure of Williams to comply with the provisions of "-- Certain Covenants -- Merger, Consolidation or Sale of Assets;"

          (4) failure by Williams or any of its Restricted Subsidiaries for 60 days after notice, from the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes, to comply with any of the other agreements in the indenture;

          (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Williams or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Williams or any of its

     Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

             (a) is caused by a failure of Williams or any Subsidiary of Williams to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

             (b) results in the acceleration of such Indebtedness prior to its express maturity,

     and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50 million or more;

          (6) failure by Williams or any of its Subsidiaries to pay final judgments aggregating in excess of $50 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

          (7) certain events of bankruptcy or insolvency described in the indenture with respect to Williams or any of its Significant Subsidiaries.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Williams, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

     The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on or the principal of, the notes. The Holders of a majority in aggregate principal amount of the notes then outstanding also may rescind and cancel a declaration of acceleration and its consequences, if:

          (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by the declaration of acceleration, have been cured or waived, and

          (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Williams with the intention of avoiding payment of the premium (including, in the case of any such
Event of Default prior to      , 2007, payment of the Make-Whole Price) that
Williams would have had to pay if Williams then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent
premium (or, in the case of any such Event of Default prior to      , 2007, the
relevant Make-Whole Amount that would apply at such time if the notes were optionally redeemed at the Make-Whole Price) will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     Williams is required to deliver to the trustee annually a statement regarding compliance with the indenture.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Williams or any Subsidiary, as such, will have any liability for any obligations of Williams under the notes or the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Williams may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

          (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

          (2) Williams' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the trustee, and Williams' obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the indenture.

     In addition, Williams may, at its option and at any time, elect to have the obligations of Williams released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) Williams must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Williams must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2) in the case of Legal Defeasance, Williams has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Williams has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, Williams has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Williams or any of its Subsidiaries is a party or by which Williams or any of its Subsidiaries is bound;

          (6) Williams must deliver to the trustee an officers' certificate stating that the deposit was not made by Williams with the intent of preferring the Holders of notes over the other creditors of Williams with the intent of defeating, hindering, delaying or defrauding creditors of Williams or others; and

          (7) Williams must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the notes, or the indenture as it pertains to the notes, may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

          (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any note or alter the provisions (including without limitation the amount of any premium or the price therefor) with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

          (3) reduce the rate of or change the time for payment of interest on any note;

          (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (5) make any note payable in money other than that stated in the notes;

          (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

          (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"); or

          (8) make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any Holder of notes, Williams and the trustee may amend or supplement the indenture or the notes:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated notes in addition to or in place of certificated notes;

          (3) to provide for the assumption of Williams' obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Williams' assets;

          (4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

          (5) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

          (6) to evidence and provide for the acceptance of an appointment by a successor trustee; or

          (7) to comply with requirements of the Commission under the Securities Act or the Exchange Act or in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1) either:

             (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Williams, have been delivered to the trustee for cancellation; or

             (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Williams has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

          (2) Williams has paid or caused to be paid all sums payable by it under the indenture; and

          (3) Williams has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Williams must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of Williams, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding notes and any other affected securities of any series issued under the indenture (voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

     Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge by writing to The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172; Attention: Legal Department.

BOOK-ENTRY, DELIVERY AND FORM

     Except as described in the next paragraph, the notes will initially be issued in the form of one or more Global Notes (the "Global Notes"). The Global Notes will be deposited on the date of the closing of this offering with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Note Holder"). See "-- Depository Procedures" below for a description of DTC and its procedures and for definitions of Participants and Indirect Participants.

     Notes that are issued as described below under "-- Exchange of Global Notes for Certificated Notes" will be issued in the form of Certificated Notes (as defined therein). Upon the transfer of Certificated Notes, Certificated Notes may, unless all Global Notes have previously been exchanged for Certificated Notes, be exchanged for an interest in the Global Note representing the principal amount of notes being transferred.

     Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to such extent.

     So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole Holder under the indenture of any notes evidenced by the Global Notes. Beneficial owners of notes evidenced by the Global Notes will not be considered the owners or Holders of the notes under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither Williams nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

     Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of the Global Note Holder on the applicable record date will be payable by the trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Williams and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Williams, the trustee nor any agent of Williams or the trustee has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised Williams that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant

Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Williams. Neither Williams nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Williams and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Williams takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised Williams that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised Williams that, pursuant to procedures established by it:

          (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

          (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

     Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations that are Participants in such system. All interests in a Global Note, may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     DTC has advised Williams that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Williams nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1) DTC (a) notifies Williams that it is unwilling or unable to continue as depositary for the Global Notes and Williams fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

          (2) Williams, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

          (3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

SAME DAY SETTLEMENT AND PAYMENT

     Williams will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Williams will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Williams expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

     "Asset Sale" means:

          (1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Williams and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2) the issuance of Equity Interests in any of Williams' Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

     Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

          (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $10.0 million;

          (2) a transfer of assets between or among Williams and its Restricted Subsidiaries,

          (3) an issuance of Equity Interests by a Restricted Subsidiary to Williams or to another Restricted Subsidiary;

          (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

          (5) the sale or other disposition of cash or Cash Equivalents;

          (6) dispositions of accounts receivable and related assets to a Securitization Subsidiary in connection with a Permitted Receivables Financing;

          (7) Sale and Leaseback Transactions;

          (8) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain
     Covenants -- Restricted Payments";

          (9) dispositions in the ordinary course of business on arm's-length terms consummated pursuant to Oil and Gas Agreements; and

          (10) (i) dispositions of property acquired after the Issue Date required in connection with operating contracts, joint venture agreements and lease arrangements entered into after the date hereof in the ordinary course of business and on arm's-length terms (which disposition is with the other party to such agreement), the aggregate value of which shall not exceed $25,000,000 per fiscal year and (ii) dispositions required in connection with operating contracts, joint venture agreements and lease agreements existing on the date hereof.

     "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

     "Board of Directors" means:

          (1) with respect to a corporation, the board of directors of the corporation;

          (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

          (3) with respect to any other Person, the board or committee of such Person serving a similar function.

     "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

          (1) in the case of a corporation, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

          (1) United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

          (3) (i) demand deposits, (ii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, (iii) bankers' acceptances with maturities not exceeding 365 days and (iv) overnight bank deposits and other similar types of investments routinely offered by commercial banks, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank or trust company having capital and surplus in excess of $100.0 million;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper rated at least P-2 by Moody's or A-2 by S&P and in each case maturing within 270 days after the date of acquisition;

          (6) short-term tax exempt securities including municipal notes, commercial paper, auction rate floaters, and floating rate notes rated either P-1 by Moody's or A-1 by S&P and maturing within 270 days of acquisition;

          (7) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Moody's or A by S&P;

          (8) money market funds the assets of which constitute primarily Cash Equivalents of the kinds described in clauses (1) through (7) of this definition; and

          (9) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (3) above; provided that all such deposits are made in the ordinary course of business, do not remain on deposit for more than 30 consecutive days and do not exceed $10.0 million in the aggregate at any one time.

     "Change of Control" means the occurrence of any of the following:

          (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Williams and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act);

          (2) the adoption of a plan relating to the liquidation or dissolution of Williams;

          (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) (other than a trustee or other fiduciary holding securities under an employee benefit plan of Williams or any of its Subsidiaries) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Williams, measured by voting power rather than number of shares;

          (4) the first day on which a majority of the members of the Board of Directors of Williams are not Continuing Directors; or

          (5) Williams consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Williams, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Williams or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Williams outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

     "Commission" means the U.S. Securities and Exchange Commission.

     "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication):

          (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

          (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital

     Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Related Interest Rate or Currency Hedges), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash items (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash items were deducted in computing such Consolidated Net Income; plus

          (5) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

          (6) all losses incurred as a result of EM&T Portfolio Disposition Transactions, to the extent such losses were deducted in computing such Consolidated Net Income, minus

          (7) all gains as a result of EM&T Portfolio Disposition Transactions, to the extent such gains were included in computing such Consolidated Net Income; plus

          (8) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense to the extent such gains or losses were added or deducted in computing such Consolidated Net Income; minus

          (9) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined (where applicable) in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

          (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

          (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

          (4) the cumulative effect of a change in accounting principles will be excluded.

     "Consolidated Net Tangible Assets" means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person's most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (i) all current liabilities reflected in such balance sheet, and (ii) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Williams who:

          (1) was a member of such Board of Directors on the Issue Date; or

          (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Agreement" means the First Amended and Restated Credit Agreement dated as of October 31, 2002, by and among Williams, Northwest Pipeline Corporation, Transcontinental Gas Pipe Line Corporation and Texas Gas Transmission Corporation, as Borrowers and the banks named therein as Banks, the "Co-Syndication Agents", "Documentation Agent" and "Arranger" referred to therein and Citicorp USA, Inc. as Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, including without limitation by the Credit Agreement dated June 2003 by and among Williams, Northwest Pipeline Corporation and Transcontinental Gas Pipe Line Corporation as Borrowers and the banks named therein as Banks, the "Issuing Banks", "Co-Lead Arrangers" and other parties referred to therein, and Citicorp USA, Inc., as Agent and Collateral Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and as the same may further be amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Credit Facilities" means, one or more debt facilities (including, without limitation, (1) the Credit Agreement, (2) the RMT Agreement, (3) the L/C Agreement dated as of October 31, 2002, as amended or modified from time to time, by and among Williams, the "Banks" and "Syndication Agent" referred to therein and Citicorp USA, Inc., as agent and collateral agent, and (4) one or more Permitted Receivables Financings) or commercial paper facilities, in each case with banks or other institutional lenders, or pursuant to intercompany loan or advance arrangements between Williams as borrower, on the one hand, and one or more of its Subsidiaries, on the other (provided that in the case of such intercompany arrangements with Williams' Subsidiaries that such arrangements are on terms consistent with practices in existence on the Issue Date) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Williams to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Williams may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "EM&T Portfolio Disposition Transaction" means the sale, buyout, liquidation or material restructuring, not in the ordinary course of business, of a tolling or full requirements structured transaction in existence on the Issue Date, and associated Hedging Obligations; provided that in the good faith belief of an executive officer such sale, buyout, liquidation or restructuring is consistent with the effort to reduce the risk profile and overall financial commitment of Williams' Energy Marketing & Trading business.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means a primary issuance, after the Issue Date, of Capital Stock (other than Disqualified Stock) of Williams either through an offering pursuant to an effective registration statement under the Securities Act (other than an issuance registered on Form S-4 or S-8 or any successor thereto) or pursuant to a private placement (but excluding in any event any issuance pursuant to an exemption from the registration requirements of the Securities Act or any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees).

     "Existing Indebtedness" means Indebtedness of Williams and its Restricted Subsidiaries (other than Indebtedness under the Credit Facilities) in existence on the Issue Date, until such amounts are repaid.

     "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business and Qualifying Expansion Projects) and including any related financing transactions (including any repayment of Indebtedness), during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred or (in the case of any Qualifying Expansion Projects) have been completed and in service on the first day of the four-quarter reference period, including any Consolidated Cash Flow (including interest income reasonably anticipated by such Person to be received from Cash or Cash Equivalents held by such Person or any of its Restricted Subsidiaries) and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer or chief accounting officer of Williams (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto) but in the case of Qualifying Expansion Projects, only to the extent of Qualifying Expansion Project Amounts;

          (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

          (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

     "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

          (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) in connection with a Permitted Receivables Financing, and net of the effect of all payments made or received pursuant to Related Interest Rate or Currency Hedges ; plus

          (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

          (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

          (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Williams (other than Disqualified Stock) or to Williams or a Restricted Subsidiary of Williams, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, all as in effect from time to time.

     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and consistent with past practices and not for speculative purposes under:

          (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

          (2) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions designed to protect the person or entity entering into the agreement against fluctuations in interest rates or currency exchanges rates with respect to Indebtedness incurred and not for purposes of speculation;

          (3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by that entity at the time; and

          (4) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency exchange rates.

     "Indebtedness" means, with respect to any specified Person, any obligation of such Person, whether or not contingent:

          (1) in respect of borrowed money;

          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3) in respect of banker's acceptances;

          (4) representing Capital Lease Obligations;

          (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

          (6) representing any Related Interest Rate or Currency Hedges; or

          (7) under Permitted Receivables Financings;

if and to the extent any of the preceding items (other than letters of credit and Related Interest Rate or Currency Hedges and obligations in respect of Permitted Receivables Financings) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

     The amount of any Indebtedness outstanding as of any date will be:

          (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

          (2) in the case of any Permitted Receivables Financing, the net unrecovered principal amount of the accounts receivable sold thereunder at such date, or other similar amount representing the principal financing amount thereof;

          (3) in the case of any Related Interest Rate or Currency Hedges, the net amount payable if such Related Interest Rate or Currency Hedges is terminated at that time due to default by such Person (after giving effect to any contractually permitted set-off); and

          (4) the principal amount of the Indebtedness in the case of any other Indebtedness.

     "Investment Grade Date" has the meaning set forth above under "-- Termination of Certain Covenants."

     "Investment Grade Rating" means a rating equal to or higher than Baa3 by Moody's and BBB- by S&P.

     "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees (other than Guarantees of Indebtedness of Williams or any of its Restricted Subsidiaries to the extent permitted in the covenant described above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock")), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business and excluding trade payables of Williams and its subsidiaries arising in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Williams or any Subsidiary of Williams sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Williams such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Williams, Williams will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." The acquisition by Williams or any Subsidiary of Williams of a Person that holds an Investment in a third Person will be deemed to be an Investment by Williams or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Issue Date" means the date on which the notes are originally issued under the indenture.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Make-Whole Amount" with respect to a note means an amount equal to the excess, if any, of (1) the present value of the remaining interest, premium and principal payments due on such note (excluding any portion of such payments of interest accrued as of the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (2) the outstanding principal amount of such note. "Treasury Rate" is defined as the yield to maturity (calculated on a semi-annual bond-equivalent basis) at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release
H.15 (510), which has become publicly available at least two business days prior to the date of the redemption notice or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the then remaining maturity of the notes; provided that if the Make-Whole Average Life of such note is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Average Life of such note is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. "Make-Whole Average Life" means the number of years (calculated to the nearest one-twelfth) between the date of redemption and the Stated Maturity of the notes.

     "Make-Whole Price" means the sum of the outstanding principal amount of the notes to be redeemed plus the Make-Whole Amount of those notes.

     "Maturity Date" means, with respect to any note, the date on which any principal of such note becomes due and payable, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

          (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by Williams or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale (as reasonably estimated by Williams), in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness:

          (1) as to which neither Williams nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
     (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

          (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Williams or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Williams or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Oil and Gas Agreements" means operating agreements, processing agreements, farm-out and farm-in agreements, development agreements, area of mutual interest agreements, contracts for the gathering and/or transportation of oil and natural gas, unitization agreements, pooling arrangements, joint bidding agreements, joint venture agreements, participation agreements, surface use agreements, service contracts, tax credit agreements, leases and subleases of oil and gas properties or other similar customary agreements; transactions, properties, interests or arrangements, howsoever designated, in each case made or entered into in the ordinary course of business as conducted by Williams and its Restricted Subsidiaries.

     "Permitted Business" means the lines of business conducted by us and our Restricted Subsidiaries on the Issue Date and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by our Board of Directors and set forth in an officer's certificate delivered to the trustee.

     "Permitted Investments" means:

          (1) any Investment in Williams or in a Restricted Subsidiary of Williams;

          (2) any Investment in Cash Equivalents;

          (3) any Investment by Williams or any Subsidiary of Williams in a Person, if as a result of such Investment:

             (a) such Person becomes a Restricted Subsidiary of Williams; or

             (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Williams or a Restricted Subsidiary of Williams;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales," or any non-cash consideration that was excluded from the definition of "Asset Sale" pursuant to clause (1) or (4) (for the sale or lease of equipment) pursuant to the second paragraph of such definition;

          (5) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Williams;

          (6) any purchase or other acquisition of senior debt of Williams or any Restricted Subsidiary (other than Indebtedness that is subordinated to the notes);

          (7) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

          (8) Hedging Obligations incurred in the ordinary course of business;

          (9) Investments in a Securitization Subsidiary that are necessary or desirable to effect any Permitted Receivables Financing;

          (10) Investments by Williams or any Restricted Subsidiary in the Discovery, Gulfstream, Aux Sable and Accroven joint ventures existing on the Issue Date in an aggregate amount for each such joint venture (exclusive of equity Investments therein existing on the Issue Date) not in excess of Williams' direct or indirect equity percentage interest of the total Indebtedness of such joint venture on the Issue Date, together with, in the case of Gulfstream, such percentage interest of additional Indebtedness incurred in accordance with expansions thereof that have been publicly announced prior to the Issue Date;

          (11) Investments by Williams or any Restricted Subsidiary in joint ventures operating primarily in a Permitted Business in an amount which, together with the amount of all other Investments made after the Issue Date in reliance on this clause (11), does not exceed 3% of Consolidated Net Tangible Assets;

          (12) reclassification of any Investment initially made in the form of equity as a loan or advance, and reclassification of any Investment initially made in the form of a loan or advance as equity; provided in each case that the amount of such Investment is not increased thereby; and

          (13) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause that are at the time outstanding not to exceed $50 million.

     "Permitted Liens" means:

          (1) Liens of Williams and any Restricted Subsidiary securing any Credit Facility that was permitted by the terms of the indenture to be incurred and all Obligations and Hedging Obligations relating to such Indebtedness (but excluding any Credit Facility with any Subsidiary or other Affiliate of Williams, as lender);

          (2) Liens (i) in favor of Williams, or (ii) on property of a Restricted Subsidiary in favor of another Restricted Subsidiary;

          (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with or acquired by Williams or any Restricted Subsidiary of Williams or renewals or replacement of such Liens in connection with the incurrence of Permitted Refinancing Indebtedness to refinance Indebtedness secured by such Liens; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with Williams or the Restricted Subsidiary;

          (4) Liens on property existing at the time of acquisition of the property by Williams or any Restricted Subsidiary of Williams or renewals or replacement of such Liens in connection with the incurrence of Permitted Refinancing Indebtedness to refinance Indebtedness secured by such Liens; provided that such Liens were in existence prior to the contemplation of such acquisition;

          (5) Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6) Liens to secure Indebtedness (including Capital Lease Obligations)
     (x) permitted by clause (4) of the second paragraph of the covenant entitled "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness or similar assets acquired in connection with the incurrence of such Permitted Refinancing Indebtedness or (y) permitted by clause (5) of such paragraph, to the extent that such Permitted Refinancing Indebtedness is in respect of Indebtedness initially incurred under clause
     (4) (whether or not subsequently incurred as Permitted Refinancing Indebtedness);

          (7) Liens existing on the Issue Date;

          (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

          (9) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

          (10) Liens on accounts receivable and related assets and proceeds thereof arising in connection with a Permitted Receivables Financing;

          (11) Liens arising under Oil and Gas Agreements;

          (12) any mortgage which is payable, both with respect to principal and interest, solely out of the proceeds of oil, gas, coal or other minerals or timber to be produced from the property subject thereto and to be sold or delivered by Williams or one of its Restricted Subsidiaries, including any interest of the character commonly referred to as a "production payment";

          (13) any mortgage created or assumed by a Restricted Subsidiary on oil, gas, coal or other mineral or timber property, owned or leased by a Restricted Subsidiary to secure loans to such Subsidiary for the purposes of developing such properties, including any interest of the character commonly referred to as a "production payment"; provided, however, that neither the Issuer nor any other Subsidiary shall assume or guarantee such loans or otherwise be liable in respect thereto;

          (14) Liens granted in cash collateral to support the issuance of letters of credit in an aggregate face amount not exceeding $30.0 million;

          (15) Liens pursuant to master netting agreements entered into in the ordinary course of business in connection with Hedging Obligations; and

          (16) Liens with respect to Indebtedness and other obligations that at the time of incurrence do not exceed in the aggregate for all such obligations under this clause 15% of the Consolidated Net Tangible Assets of Williams.

     "Permitted Receivables Financing" means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable of Williams or any Restricted Subsidiaries and enters into a third party financing thereof on terms that the Board of Directors has concluded are customary and market terms fair to Williams and its Restricted Subsidiaries.

     "Permitted Refinancing Indebtedness" means any Indebtedness of Williams or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Williams or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith) and any premiums paid on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded;

          (2) if such Permitted Refinancing Indebtedness is issued on or after the first anniversary of the Issue Date, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if such Permitted Refinancing Indebtedness is issued on or after the first anniversary of the Issue Date, and the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes, as the case may be, on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred either by Williams or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     "Qualifying Expansion Project" means any capital expansion project that has increased or will increase the physical capacity of the pipeline system of Williams and its Restricted Subsidiaries; provided that such project has been completed and the assets are in service at, or Williams reasonably believes that the in-service date of the project will be within twelve months after, the Calculation Date.

     "Qualifying Expansion Project Amounts" means with respect to any calculation of pro forma amounts under the Fixed Charge Coverage Ratio additional revenues (if any) and related expenses for any Qualifying Expansion Project for the portion of the four-quarter period prior to the in-service date of such Qualifying Expansion Project (the "Estimation Period"); provided that revenues and related expenses anticipated from any Qualifying Expansion Project during any Estimation Period shall be included in such calculation only to the extent (1) of the portion of the capacity of such Qualifying Expansion Project that is committed under a long-term firm transportation contract on customary terms (as determined in good faith by Williams) with a counterparty that has an Investment Grade Rating of its long-term debt from at least one of S&P and Moody's and (2) the aggregate amount of Qualifying Expansion Project Amounts for all Qualifying Expansion Projects included in any such calculation does not exceed 25% of the aggregate revenues of Williams and its Restricted Subsidiaries for such period, determined for this purpose on a pro forma basis but before inclusion of any Qualifying Expansion Project Amounts.

     "Rating Agency" means each of S&P and Moody's, or if S&P or Moody's or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Williams (as evidenced by a resolution of the Board of Directors), which shall be substituted for S&P or Moody's, or both, as the case may be.

     "Related Interest Rate or Currency Hedge" means any Hedging Obligation entered into by Williams and/or any of its Restricted Subsidiaries of the type referred to in items (i) or (ii) of the definition thereof, and provided that such Hedging Obligation was entered into with respect to other Indebtedness of

Williams and/or its Restricted Subsidiaries to protect against fluctuations in interest rates or currency exchange rates with respect to such other Indebtedness.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "RMT Agreement" means the Term Loan Agreement dated as of May 30, 2003 among Williams Production Holdings LLC, Williams Production RMT Company, as borrower, the "Lenders", "Arrangers", "Co-Syndication Agents" and "Documentation Agent" referred to therein, and Lehman Commercial Paper Inc., as Administrative Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and as the same may further be amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "S&P" means Standard and Poor's, a division of The McGraw-Hill Companies, Inc., and its successors.

     "Sale and Leaseback Transaction" means any arrangement with any Person (other than Williams or a Subsidiary), or to which any such Person is a party, providing for the leasing, pursuant to a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP, to Williams or a Restricted Subsidiary of any property or asset which has been or is to be sold or transferred by Williams or such Restricted Subsidiary to such Person or to any other Person (other than Williams or a Subsidiary), to which funds have been or are to be advanced by such Person.

     "Securitization Subsidiary" means a Subsidiary of Williams

          (1) that is designated a "Securitization Subsidiary" by the Board of Directors,

          (2) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto,

          (3) no portion of the Debt or any other obligation, contingent or otherwise, of which

             (A) is Guaranteed by Williams or any Restricted Subsidiary of Williams,

             (B) is recourse to or obligates Williams or any Restricted Subsidiary of Williams in any way, or

             (C) subjects any property or asset of Williams or any Restricted Subsidiary of Williams, directly or indirectly, contingently or otherwise, to the satisfaction thereof,

          (4) with respect to which neither Williams nor any Restricted Subsidiary of Williams (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve such its financial condition or cause it to achieve certain levels of operating results other than, in respect of clauses (3) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any specified Person:

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
     (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

     "Unrestricted Subsidiary" means (1) any Securitization Subsidiary or (2) any Subsidiary of Williams that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with Williams or any Restricted Subsidiary of Williams unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Williams or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Williams;

          (3) is a Person with respect to which neither Williams nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Williams or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of Williams as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Williams as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," Williams will be in default of such covenant. The Board of Directors of Williams may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Williams of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Indebtedness.

                                  UNDERWRITING

     We have entered into an underwriting agreement, dated           , 2003,
with the underwriters named below. Subject to certain conditions contained in the underwriting agreement, each underwriter has severally agreed to purchase from us, and we have agreed to sell to each underwriter, the aggregate principal amount of notes set forth opposite their names below:

                                                                PRINCIPAL AMOUNT
                        UNDERWRITERS                                OF NOTES
                        ------------                            ----------------
Lehman Brothers Inc. .......................................      $
Citigroup Global Markets Inc. ..............................
J.P. Morgan Securities Inc. ................................
Banc of America Securities LLC..............................
Scotia Capital (USA) Inc. ..................................
Credit Lyonnais Securities (USA) Inc........................
TD Securities (USA) Inc. ...................................
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........
The Royal Bank of Scotland plc..............................
ABN AMRO Incorporated.......................................
BOSC, Inc. .................................................
Morgan Stanley & Co. Incorporated...........................
                                                                  ------------
     Total..................................................      $500,000,000
                                                                  ============

     The underwriting agreement provides that the obligation of the underwriters to purchase the notes included in this offering is subject to customary conditions. The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

     The underwriters propose to offer part of the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and in part to certain dealers at a price that represents a concession not in
excess of   % of the principal amount of the notes. The underwriters may allow,
and such dealers may reallow, a concession not in excess of   % of the principal
amount of the notes to certain other dealers. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters.

     In connection with this offering, the underwriters may purchase and sell the notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the notes, and short positions created by the underwriters involve the sale by the underwriters of a greater aggregate principal amount of notes than they are required to purchase from us. The underwriters also may impose a penalty bid, whereby selling concessions allowed to broker dealers in respect of the notes sold in the offering may be reclaimed by the underwriters if such notes are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the notes, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for the notes. The notes will not be listed on any securities exchange.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwrites may be required to make in respect of any of those liabilities.

     We have agreed not to offer, sell or contract to sell or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities substantially similar to the notes or securities convertible into such debt securities issued or guaranteed by us for a period of 90 days from the date the notes are issued without the prior written consent of Lehman Brothers Inc.

     The underwriters and their affiliates have in the past and may in the future provide investment banking, general financing, commercial banking, financial advisory and/or other services to us and various of our affiliates. In particular, affiliates of most of the underwriters are lenders under our credit agreement. See "Description of Other Indebtedness." Affiliates of the underwriters may, from time to time, engage in other transactions with us in the ordinary course of their respective businesses.

     Thomas A. Cruikshank, a director of Williams, is also a director of Lehman Brothers Holdings, Inc., the parent company of Lehman Brothers Inc.

     JPMorgan Chase Bank, the trustee under the indenture for the notes, is an affiliate of J.P. Morgan Securities Inc.

                                 LEGAL MATTERS

     Certain matters with respect to the issuance and sale of the notes offered hereby will be passed upon for us by James J. Bender, Senior Vice President and General Counsel of The Williams Companies, Inc., and by Gibson, Dunn & Crutcher LLP. Certain legal matters with respect to the notes will be passed upon for the underwriters by Davis Polk & Wardwell.

                                    EXPERTS

     The consolidated financial statements and schedule of Williams appearing in Williams' Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

                          THE WILLIAMS COMPANIES, INC.

                                 $3,000,000,000
                                DEBT SECURITIES,
                                PREFERRED STOCK,
                                 COMMON STOCK,
                                   WARRANTS,
                             PURCHASE CONTRACTS AND
                                     UNITS

                             ---------------------

     We will provide the specific terms of each series or issue of securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                             ---------------------

                  The date of this prospectus is June 26, 2002

                               TABLE OF CONTENTS

                                        PAGE
                                        NO.
                                        ----
Forward-Looking Statements............    1
Where You Can Find More Information...    1
Incorporation of Documents by
  Reference...........................    2
The Williams Companies, Inc. .........    3
Use of Proceeds.......................    4
Ratios of Earnings to Combined Fixed
  Charges and Preferred Stock Dividend
  Requirements........................    4
Description of Debt Securities........    4

                                        PAGE
                                        NO.
                                        ----
Description of Preferred Stock........   14
Description of Common Stock...........   19
Description of Warrants...............   20
Description of Purchase Contracts.....   21
Description of Units..................   22
Plan of Distribution..................   22
Experts...............................   23
Legal Matters.........................   23

                             ---------------------

     References in this prospectus to "Williams," "we," "us" or "our" refer to The Williams Companies, Inc.

                           FORWARD-LOOKING STATEMENTS

     Certain matters discussed in this prospectus, excluding historical information, include forward-looking statements -- statements that discuss our expected future results based on current and pending business operations. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

     Forward-looking statements can be identified by words such as "anticipates," "believes," "expects," "planned," "scheduled" or similar expressions. Although we believe these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks that could cause future results to be materially different from the results stated or implied in this prospectus. Additional information about issues that could lead to material changes in performance is contained in our Annual Report on Form 10-K/A for the year ended December 31, 2001 which is incorporated by reference in this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The registration statement of which this prospectus forms a part and these reports, proxy statements and other information can be inspected and copied at the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 233 Broadway, New York, New York 10005. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to this offering. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the attached exhibits.

     The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us. The reports, proxy and information statements and other information about us can be downloaded from the SEC's website and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.
                             ---------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS AND ITS SUPPLEMENT(S). WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.
                                ---------------

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is completed:

     - our annual report on Form 10-K for the year ended December 31, 2001;

     - our annual report on Form 10-K/A for the year ended December 31, 2001;

     - our quarterly report on Form 10-Q for the quarter ended March 31, 2002;

     - our current reports on Form 8-K filed January 4, 2002, January 23, 2002, January 30, 2002, February 5, 2001, February 19, 2002, March 7, 2002 (two filed on this date), March 8, 2002, March 13, 2002 (two filed on this date), March 20, 2002, March 27, 2002, March 28, 2002 (two filed on this date), April 1, 2002, April 15, 2002, April 25, 2002, April 26, 2002, May
       3, 2002, May 22, 2002 (two filed on this date), May 28, 2002 (two filed on this date), June 6, 2002 and June 12, 2002;

     - our current report on Form 8-K/A filed March 20, 2002; and

     - our definitive proxy statement on Schedule 14A filed March 29, 2002.

     You may request a copy of these filings, at no cost, by writing or calling us at the following address:

                          The Williams Companies, Inc.
                              One Williams Center
                             Tulsa, Oklahoma 74172
                         Attention: Corporate Secretary
                           Telephone: (918) 573-2000

     You should rely only on the information incorporated by reference or provided in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with any information. You should not assume that the information in this document is current as of any date other than the date on the front page of this prospectus.

                          THE WILLIAMS COMPANIES, INC.

     Williams, through Williams Energy Marketing & Trading Company, Williams Gas Pipeline Company, LLC and Williams Energy Services, LLC, and their respective subsidiaries, engages in the following types of energy-related activities:

     - price risk management services and the purchase and sale, and arranging of transportation or transmission, of energy and energy-related commodities including natural gas and gas liquids, crude oil and refined products and electricity;

     - transportation and storage of natural gas and related activities through the operating and ownership of four wholly-owned interstate natural gas pipelines, several pipeline joint ventures and a wholly-owned liquefied natural gas terminal;

     - exploration, production and marketing of oil and gas through ownership of
       3.2 trillion cubic feet equivalent of proved natural gas reserves primarily located in the Rocky Mountain, Mid-Continent and Gulf Coast regions of the United States;

     - direct investments in international energy projects located primarily in South America and Lithuania, investments in energy and infrastructure development funds in Asia and South America and soda ash mining operations in Colorado;

     - natural gas gathering, treating and processing activities through ownership and operation of approximately 11,200 miles of gathering lines, 10 natural gas treating plants and 18 natural gas processing plants (three of which are partially owned) located in the United States and Canada;

     - natural gas liquids transportation through ownership and operation of approximately 14,300 miles of natural gas liquids pipeline (4,770 miles of which are partially owned);

     - through a majority-owned subsidiary, transportation of petroleum products and related terminal services through ownership or operation of approximately 6,747 miles of petroleum products pipeline and 39 petroleum products terminals;

     - light hydrocarbon/olefin transportation through 300 miles of pipeline in southern Louisiana;

     - ethylene production through a 5/12 interest in a 1.3 billion pounds per year facility in Geismar, Louisiana;

     - production and marketing of ethanol and bio-products through operation and ownership of two ethanol plants (one of which is partially owned) and ownership of minority interests of investments in four other plants;

     - refining of petroleum products through operation and ownership of two refineries;

     - retail marketing through 61 travel centers;

     - through a majority-owned subsidiary, petroleum products terminal services through the ownership and operation of five marine terminals and 25 inland terminals that form a distribution network for gasoline and other refined petroleum products throughout the southeastern United States; and

     - through a majority-owned subsidiary, ammonia transportation and terminal services through ownership and operation of an ammonia pipeline and terminal system that extends for approximately 1,100 miles from Texas and Oklahoma to Minnesota.

     Williams was incorporated under the laws of the State of Nevada in 1949 and was reincorporated under the laws of the State of Delaware in 1987. Williams maintains its principal executive offices at One Williams Center, Tulsa, Oklahoma 74172, telephone (918) 573-2000.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable prospectus supplement, Williams will use the net proceeds from the sale of the securities for general corporate purposes, including repayment of outstanding debt. Williams anticipates that it will raise additional funds from time to time through debt financings, including borrowings under its bank credit agreements.

                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS

     The following table presents our consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements for the periods shown.

QUARTER ENDED MARCH 31,       YEAR ENDED DECEMBER 31,
-----------------------   --------------------------------
         2002             2001   2000   1999   1998   1997
         ----             ----   ----   ----   ----   ----
         1.96             2.66   3.02   1.84   1.64   2.37

     For purposes of computing these ratios, earnings means income (loss) from continuing operations before:

     - income taxes;

     - extraordinary gain (loss);

     - minority interest in income (loss) and preferred returns of consolidated subsidiaries;

     - interest expense, net of interest capitalized;

     - interest expense of 50-percent-owned companies;

     - that portion of rental expense that we believe to represent an interest factor;

     - pretax effect of dividends on preferred stock of Williams;

     - adjustment to equity earnings to exclude equity investments with losses; and

     - adjustment to equity earnings to reflect actual distributions from equity investments.

     Fixed charges means the sum of the following:

     - interest expense;

     - that portion of rental expense that we believe to represent an interest factor;

     - pretax effect of dividends on preferred stock of Williams;

     - pretax effect of dividends on preferred stock and other preferred returns of consolidated subsidiaries; and

     - interest expense of 50-percent-owned companies.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will constitute either senior or subordinated debt of Williams. Williams will issue debt securities that will be senior debt under the senior debt indenture between Williams and Bank One Trust Company, National Association, as trustee. Williams will issue debt securities that will be subordinated debt under the subordinated debt indenture between Williams and Bank One Trust Company, National Association, as trustee. This prospectus refers to the senior debt indenture and the subordinated debt indenture individually as the indenture and collectively as the indentures. This prospectus refers to Bank One Trust Company, National Association, as the trustee. Williams has filed the forms of the indentures as exhibits to the registration statement.

     THE FOLLOWING SUMMARIES OF CERTAIN PROVISIONS OF THE INDENTURES AND THE DEBT SECURITIES ARE NOT COMPLETE AND THESE SUMMARIES ARE SUBJECT TO THE DETAILED PROVISIONS OF THE APPLICABLE INDENTURE. FOR A FULL DESCRIPTION OF THESE PROVISIONS, INCLUDING THE DEFINITIONS OF CERTAIN TERMS USED IN THIS PROSPECTUS, AND FOR OTHER INFORMATION REGARDING THE DEBT SECURITIES, SEE THE INDENTURES. Wherever this prospectus refers to particular sections or defined terms of the applicable indenture, these sections or defined terms are incorporated by reference in this prospectus as part of the statement made, and the statement is qualified in its entirety by such reference. The indentures are substantially identical, except for the provisions relating to subordination and Williams' limitation on liens. See "-- Subordinated Debt" and "-- Covenants of Williams." Neither indenture contains any covenant or provision which affords debt holders protection in the event of a highly leveraged transaction.

DEFINITIONS

     Some of the terms in Article One of the senior debt indenture are summarized as follows:

     "Consolidated Funded Indebtedness" means the aggregate of all outstanding Funded Indebtedness of Williams and its consolidated Subsidiaries determined on a consolidated basis in accordance with accounting principles generally accepted in the United States.

     "Consolidated Net Tangible Assets" means the total assets appearing on a consolidated balance sheet of Williams and its consolidated subsidiaries less, in general:

     - intangible assets;

     - current and accrued liabilities (other than Consolidated Funded Indebtedness and capitalized rentals or leases), deferred credits, deferred gains, and deferred income;

     - reserves;

     - advances to finance oil or natural gas exploration and development to the extent that the indebtedness related thereto is excluded from Funded Indebtedness;

     - an amount equal to the amount excluded from Funded Indebtedness representing "production payment" financing of oil or natural gas exploration and development; and

     - minority stockholder interests.

     "Funded Indebtedness" means any indebtedness which matures more than one year after the date the amount of Funded Indebtedness is being determined, less any such indebtedness as will be retired by any deposit or payment required to be made within one year from such date under any prepayment provision, sinking fund, purchase fund, or otherwise. Funded Indebtedness does not, however, include indebtedness of Williams or any of its subsidiaries incurred to finance outstanding advances to others to finance oil or natural gas exploration and development, to the extent that the latter are not in default in their obligations to Williams or such subsidiary. Funded Indebtedness also does not include indebtedness of Williams or any of its subsidiaries incurred to finance oil or natural gas exploration and development through what is commonly referred to as a "production payment" to the extent that Williams or any of its subsidiaries have not guaranteed the repayment of the production payment.

     You should note that the term "subsidiary," as used in this section describing the debt securities, refers only to a corporation in which Williams, or another subsidiary or subsidiaries of Williams, owns at least a majority of the outstanding securities which have voting power.

GENERAL TERMS OF THE DEBT SECURITIES

     Neither of the indentures limits the amount of debt securities, debentures, notes, or other evidences of indebtedness that Williams or any of its subsidiaries may issue. The debt securities will be unsecured senior or subordinated obligations of Williams. Williams' subsidiaries own all of the operating assets of Williams and its subsidiaries. Therefore, Williams' rights and the rights of Williams' creditors, including holders of debt securities, to participate in the assets of any subsidiary upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that Williams may itself be a creditor with recognized claims against the subsidiary. The ability of Williams to pay principal of and interest on the debt securities is, to a large extent, dependent upon dividends or other payments from its subsidiaries.

TERMS YOU WILL FIND IN THE PROSPECTUS SUPPLEMENT

     The prospectus supplement will provide information relating to the debt securities and the following terms of the debt securities, to the extent such terms are applicable to the debt securities described in a particular prospectus supplement:

     - classification as senior or subordinated debt securities;

     - ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries' debt;

     - if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

     - the specific designation, aggregate principal amount, purchase price, and denomination of such debt securities;

     - currency or units based on or relating to currencies in which such debt securities are denominated and/or in which principal, premium, if any, and/or any interest will or may be payable;

     - maturity date;

     - interest rate or rates, if any, or the method by which the rate will be determined;

     - the dates on which any interest will be payable;

     - the place or places where the principal of and interest, if any, on the debt securities will be payable;

     - any redemption or sinking fund provisions;

     - whether the debt securities will be issuable in registered or bearer form or both and, if debt securities in bearer form are issuable, restrictions applicable to the exchange of one form for another and to the offer, sale, and delivery of debt securities in bearer form;

     - whether Williams will issue the debt securities by themselves or as part of a unit together with other securities;

     - any applicable United States federal income tax consequences, including whether and under what circumstances Williams will pay additional amounts on debt securities held by a person who is not a U.S. person, as defined in the prospectus supplement, in respect of any tax, assessment, or governmental charge withheld or deducted, and if so, whether Williams will have the option to redeem such debt securities rather than pay such additional amounts; and

     - any other specific terms of the debt securities, including any additional events of default or covenants with respect to such debt securities.

     Holders of debt securities may present debt securities for exchange in the manner, at the places, and subject to the restrictions set forth in the debt securities and the prospectus supplement. Holders of registered debt securities may present debt securities for transfer in the manner, at the places, and subject to the restrictions set forth in the debt securities and the prospectus supplement. Williams will provide these services without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the applicable indenture. Debt securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

INTEREST RATE

     Debt securities that bear interest will do so at a fixed rate or a floating rate. Williams will sell, at a discount below the stated principal amount, any debt securities which bear no interest or which bear interest at a rate that at the time of issuance is below the prevailing market rate.

     The relevant prospectus supplement will describe the special United States federal income tax considerations applicable to:

     - any discounted debt securities; or

     - certain debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes.

REGISTERED GLOBAL SECURITIES

     Williams may issue registered debt securities of a series in the form of one or more fully registered global securities. Williams will deposit the registered global security with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series. Williams will then issue one or more registered global securities in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by the registered global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred, except as a whole in three cases:

     - by the depositary for the registered global security to a nominee of the depositary;

     - by a nominee of the depositary to the depositary or another nominee of the depositary; or

     - by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

     The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement concerning any portion of the debt securities to be represented by a registered global security. Williams anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by the registered global security to the accounts of persons that have accounts with the depositary. These persons are referred to as "participants." Any underwriters or agents participating in the distribution of debt securities represented by the registered global security will designate the accounts to be credited. Only participants or persons that hold interests through participants will be able to beneficially own interests in a registered global security. The depositary for a global security will maintain records of beneficial ownership interests in a registered global security for participants. Participants or persons that hold through participants will maintain records of beneficial ownership interests in a global security for persons other than participants. These records will be the only means to transfer beneficial ownership in a registered global security.

     So long as the depositary for a registered global security, or its nominee, is the registered owner of a registered global security, the depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the applicable indenture. Except as set forth below, owners of beneficial interests in a registered global security:

     - may not have the debt securities represented by a registered global security registered in their names;

     - will not receive or be entitled to receive physical delivery of debt securities represented by a registered global security in definitive form; and

     - will not be considered the owners or holders of debt securities represented by a registered global security under the applicable indenture.

PAYMENT OF INTEREST ON AND PRINCIPAL OF REGISTERED GLOBAL SECURITIES

     Williams will make principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owner of the registered global security. None of Williams, the trustee, or any paying agent for debt securities represented by a registered global security will have any responsibility or liability for:

     - any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such registered global security; or

     - maintaining, supervising, or reviewing any records relating to beneficial ownership interests.

     Williams expects that the depositary, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their beneficial interests in the principal amount of a registered global security as shown on the depositary's records. Williams also expects that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing instructions and customary practices. This is currently the case with the securities held for the accounts of customers registered in "street name." Williams also expects that this payout will be the responsibility of participants.

EXCHANGE OF REGISTERED GLOBAL SECURITIES

     Williams will issue debt securities in definitive form in exchange for the registered global security if:

     - the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary; and

     - Williams does not appoint a successor depositary within ninety days.

     In addition, Williams may, at any time, determine not to have any of the debt securities of a series represented by one or more registered global securities. In this event, Williams will issue debt securities of a series in definitive form in exchange for all of the registered global security or securities representing these debt securities.

SENIOR DEBT

     Williams will issue under the senior debt indenture the debt securities and any coupons that will constitute part of the senior debt of Williams. These senior debt securities will rank equally and ratably with all other unsecured and unsubordinated debt of Williams.

SUBORDINATED DEBT

     Williams will issue under the subordinated debt indenture the debt securities and any coupons that will constitute part of the subordinated debt of Williams. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated debt indenture, to all "senior indebtedness" of Williams. The subordinated debt indenture defines "senior indebtedness" as obligations of, or guaranteed or assumed by, Williams for borrowed money or evidenced by bonds, debentures, notes, or other similar instruments, and amendments, renewals, extensions, modifications, and refundings of any such indebtedness or obligation. "Senior indebtedness" does not include nonrecourse obligations, the subordinated debt securities, or any other obligations specifically designated as being subordinate in right of payment to senior indebtedness. See subordinated debt indenture, section 1.1.

     In general, the holders of all senior indebtedness are entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities or coupons are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

     - any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, or other similar proceedings which concern Williams or a substantial part of its property;

     - a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. This type of an event of default must have continued beyond the period of grace, if any, provided for this type of an event of default under the senior indebtedness, and this type of an event of default shall not have been cured or waived or shall not have ceased to exist; or

     - the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default contained in the subordinated debt indenture. This declaration must not have been rescinded and annulled as provided in the subordinated debt indenture.

     If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

COVENANTS OF WILLIAMS

     Liens. The senior debt indenture refers to any instrument securing indebtedness, such as a mortgage, pledge, lien, security interest, or encumbrance on any property of Williams, as a "mortgage." The senior debt indenture further provides that, subject to certain exceptions, Williams will not, nor will it permit any subsidiary to, issue, assume, or guarantee any indebtedness secured by a mortgage unless Williams provides equal and proportionate security for the senior debt securities Williams issues under the senior debt indenture. Among these exceptions are:

     - certain purchase money mortgages;

     - certain preexisting mortgages on any property acquired or constructed by Williams or a subsidiary;

     - certain mortgages created within one year after completion of such acquisition or construction;

     - certain mortgages created on any contract for the sale of products or services related to the operation or use of any property acquired or constructed within one year after completion of such acquisition or construction;

     - mortgages on property of a subsidiary existing at the time it became a subsidiary of Williams; and

     - mortgages, other than as specifically excepted, in an aggregate amount which, at the time of, and after giving effect to, the incurrence does not exceed five percent of Consolidated Net Tangible Assets. See the senior debt indenture, section 3.6.

     Consolidation, Merger, Conveyance of Assets. Each indenture provides, in general, that Williams will not consolidate with or merge into any other entity or convey, transfer, or lease its properties and assets substantially as an entirety to any person unless:

     - the corporation, limited liability company, limited partnership, joint stock company, or trust formed by such consolidation or into which Williams is merged or the person which acquires such assets expressly assumes Williams' obligations under the applicable indenture and the debt securities issued under this indenture; and

     - immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing. See section
       9.1 of the indentures.

     Event Risk. Except for the limitations on liens described above, neither indenture nor the debt securities contains any covenants or other provisions designed to afford holders of the debt securities protection in the event of a highly leveraged transaction involving Williams.

EVENT OF DEFAULT

     In general, each indenture defines an event of default with respect to debt securities of any series issued under the indenture as being:

          (a) default in payment of any principal of the debt securities of such series, either at maturity, upon any redemption, by declaration, or otherwise;

          (b) default for 30 days in payment of any interest on any debt securities of such series unless otherwise provided;

          (c) default for 90 days after written notice in the observance or performance of any covenant or warranty in the debt securities of that series or that indenture other than:

           - default in or breach of a covenant which is dealt with otherwise below, or

           - if certain conditions are met, if the events of default described in this clause (c) are the result of changes in generally accepted accounting principles; or

          (d) certain events of bankruptcy, insolvency, or reorganization of Williams. See section 5.1 of the indentures.

     In general, each indenture provides that if an event of default described in clauses (a), (b), or (c) above occurs and does not affect all series of debt securities then outstanding, the trustee or the holders of debt securities of the relevant series may then declare the following amounts to be due and payable immediately:

     - the entire principal of all debt securities of each series affected by the event of default; and

     - the interest accrued on such principal.

     Such a declaration by the holders requires the approval of at least 25 percent in principal amount of the debt securities of each series issued under the applicable indenture and then outstanding, treated as one class, which are affected by the event of default.

     Each indenture also generally provides that if a default described in clause (c) above which is applicable to all series of debt securities then outstanding or certain events of bankruptcy, insolvency, and reorganization of Williams occur and are continuing, the trustee or the holders of debt securities may declare the entire principal of all such debt securities and interest accrued thereon to be due and payable immediately. This declaration by the holders requires the approval of at least 25 percent in principal amount of all debt securities issued under the applicable indenture and then outstanding, treated as one class. Upon certain conditions, the holders of a majority in aggregate principal amount of the debt securities of all such affected series then outstanding may annul such declarations and waive the past defaults. However, the majority holders may not annul or waive a continuing default in payment of principal of, premium, if any, or interest on such debt securities. See sections 5.1 and 5.10 of the indentures.

     Each indenture provides that the holders of debt securities issued under that indenture, treated as one class, will indemnify the trustee before the trustee exercises any of its rights or powers under the indenture. This indemnification is subject to the trustee's duty to act with the required standard of care during a default. See section 6.2 of the indentures. The holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected, treated as one class, issued under the applicable indenture may direct the time, method, and place of:

     - conducting any proceeding for any remedy available to the trustee; or

     - exercising any trust or power conferred on the trustee.

     This right of the holders of debt securities is, however, subject to the provisions in each indenture providing for the indemnification of the trustee and other specified limitations. See section 5.9 of the indentures.

     In general, each indenture provides that holders of debt securities issued under that indenture may only institute an action against Williams under the indenture if the following four conditions are fulfilled:

     - the holder previously has given to the trustee written notice of default and the default continues;

     - the holders of at least 25 percent in principal amount of the debt securities of each affected series (treated as one class) issued under the applicable indenture and then outstanding have requested the trustee to institute such action and have offered the trustee reasonable indemnity;

     - the trustee has not instituted such action within 60 days of receipt of such request; and

     - the trustee has not received direction inconsistent with such written request by the holders of a majority in principal amount of the debt securities of each affected series (treated as one class) issued under the applicable indenture and then outstanding. See sections 5.6, 5.7, and
       5.9 of the indentures.

     The above four conditions do not apply to actions by holders of the debt securities under the applicable indenture against Williams for payment of principal or interest on or after the due date provided. Each indenture contains a covenant that Williams will file annually with the trustee a certificate of no default or a certificate specifying any default that exists. See section 3.5 of the indentures.

DISCHARGE, DEFEASANCE, AND COVENANT DEFEASANCE

     Williams can discharge or defease its obligations under each indenture as set forth below. See section 10.1 of the indentures.

     Under terms satisfactory to the trustee, Williams may discharge certain obligations to holders of any series of debt securities issued under the applicable indenture which have not already been delivered to the trustee for cancellation. These debt securities must also:

     - have become due and payable;

     - be due and payable by their terms within one year; or

     - be scheduled for redemption by their terms within one year.

     Williams may redeem any series of debt securities by irrevocably depositing an amount certified to be sufficient to pay, at maturity or upon redemption, the principal of and interest on such debt securities. Williams may make such deposit in cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as defined in the applicable indenture.

     Williams may also, upon satisfaction of the conditions listed below, discharge certain obligations to holders of any series of debt securities issued under such indenture at any time ("Defeasance"). Under terms satisfactory to the trustee, Williams may be released with respect to any outstanding series of debt securities issued under the relevant indenture from the obligations imposed by sections 3.6 and 9.1, in the case of the senior debt indenture, and section 9.1, in the case of the subordinated debt indenture. These sections contain the covenants described above limiting liens and consolidations, mergers and conveyances of assets. Also, under terms satisfactory to the trustee, Williams may avoid compliance with these sections without creating an event of default ("Covenant Defeasance"). Defeasance or Covenant Defeasance may be effected only if, among other things:

     - Williams irrevocably deposits with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations as trust funds in an amount certified to be sufficient to pay at maturity or upon redemption the principal of and interest on all outstanding debt securities of the series issued under the applicable indenture;

     - Williams delivers to the trustee an opinion of counsel to the effect that the holders of the series of debt securities will not recognize income, gain, or loss for United States federal income tax purposes as a result of such Defeasance or Covenant Defeasance. Such opinion must further state that these holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if Defeasance or Covenant Defeasance had not occurred.

       In the case of a Defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the applicable indenture, since this result would not occur under current tax law;

     - in the case of the subordinated debt indenture, no event or condition shall exist that, pursuant to certain provisions described under "-- Subordinated Debt" above, would prevent Williams from making payments of principal of or interest on the subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date; and

     - in the case of the subordinated indenture, Williams delivers to the trustee for the subordinated debt indenture an opinion of counsel to the effect that:

         (a) the trust funds will not be subject to any rights of holders of senior indebtedness; and

         (b) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally.

     If a court were to rule under any such law in any case or proceeding that the trust funds remained property of Williams, counsel must give its opinion only with respect to:

          (a) the trustee's valid and perfected security interest in these trust funds;

          (b) adequate protection of holders of the subordinated debt securities interests in these funds; and

          (c) no prior rights of holders of senior debt securities in property or interests granted to the trustee or holders of the subordinated debt securities in exchange for or with respect to these trust funds.

MODIFICATION OF THE INDENTURES

     Each indenture provides that Williams and the trustee may enter into supplemental indentures, which conform to the provisions of the Trust Indenture Act of 1939, without the consent of the holders to, in general:

     - secure any debt securities;

     - evidence the assumption by a successor person of the obligations of Williams;

     - add further covenants for the protection of the holders;

     - cure any ambiguity or correct any inconsistency in that indenture, so long as the action will not adversely effect the interests of the holders;

     - establish the form or terms of debt securities of any series; and

     - evidence the acceptance of appointment by a successor trustee. See section 8.1 of the indentures.

     Each indenture also permits Williams and the trustee to:

     - add any provisions to that indenture;

     - change in any manner that indenture;

     - eliminate any of the provisions of that indenture; and

     - modify in any way the rights of the holders of debt securities of each series affected.

     All of the above actions require the consent of the holders of at least a majority in principal amount of debt securities of each series issued under that indenture then outstanding and affected. These holders will vote as one class to approve such changes.

     Such changes must, however, conform to the Trust Indenture Act of 1939 and Williams and the trustee may not, without the consent of each holder of outstanding debt securities affected thereby:

     - extend the final maturity of the principal of any debt securities;

     - reduce the principal amount of any debt securities;

     - reduce the rate or extend the time of payment of interest on any debt securities;

     - reduce any amount payable on redemption of any debt securities;

     - change the currency in which the principal, including any amount in respect of original issue discount, or interest on any debt securities is payable;

     - reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

     - alter certain provisions of the indenture relating to debt securities not denominated in U.S. dollars or for which conversion to another currency is required to satisfy the judgment of any court;

     - impair the right to institute suit for the enforcement of any payment on any debt securities when due; or

     - reduce the percentage in principal amount of debt securities of any series issued under the applicable indenture, the consent of the holders of which is required for any such modification. See section 8.2 of the indentures.

     The subordinated debt indenture may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of each holder of senior indebtedness then outstanding that would be adversely affected by such an amendment. See the subordinated debt indenture, section 8.6.

CONVERSION RIGHTS

     The prospectus supplement will provide if a series of securities is convertible into our common stock and the initial conversion price per share at which the securities may be converted. Unless we specify other conversion provisions in the prospectus supplement, the following provisions will be applicable to our convertible securities.

     If we have not redeemed a convertible security, the holder of the convertible security may convert the security, or any portion of the principal amount in integral multiples of $1,000, at the conversion price in effect at the time of conversion, into shares of Williams' common stock. Conversion rights expire at the close of business on the date specified in the prospectus supplement for a series of convertible securities. Conversion rights expire at the close of business on the redemption date in the case of any convertible securities that we call for redemption.

     In order to exercise the conversion privilege, the holder of the convertible security must surrender to us, at any office or agency maintained for that purpose, the security with a written notice of the election to convert the security, and, if the holder is converting less than the entire principal amount of the security, the amount of security to be converted. In addition, if the convertible security is converted during the period between a record date for the payment of interest and the related interest payment date, the person entitled to convert the security must pay us an amount equal to the interest payable on the principal amount being converted.

     We will not pay any interest on converted securities on any interest payment date after the date of conversion except for those securities surrendered during the period between a record date for the payment of interest and the related interest payment date.

     Convertible securities shall be deemed to have been converted immediately prior to the close of business on the day of surrender of the security. We will not issue any fractional shares of stock upon conversion, but we will make an adjustment in cash based on the market price at the close of business on the date of conversion.

     The conversion price will be subject to adjustment in the event of:

     - payment of stock dividends or other distributions of our common stock;

     - issuance of rights or warrants to all our stockholders entitling them to subscribe for or purchase our stock at a price less than the market price of our common stock;

     - the subdivision of our common stock into a greater or lesser number of shares of stock;

     - the distribution to all stockholders of evidences of our indebtedness or assets, excluding stock dividends or other distributions and rights or warrants; or

     - the reclassification of our common stock into other securities.

     We may also decrease the conversion price as we consider necessary so that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of our common stock.

     We will pay any and all transfer taxes that may be payable in respect of the issue or delivery of shares of common stock on conversion of the securities. We are not required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in a name other than that of the holder of the security to be converted and no issue and delivery shall be made unless and until the person requesting the issue has paid the amount of any such tax or established to our satisfaction that such tax has been paid.

     After the occurrence of:

     - consolidation with or merger of Williams into any other corporation,

     - any merger of another corporation into Williams, or

     - any sale or transfer of substantially all of the assets of Williams,

which results in any reclassification, change or conversion of our common stock, the holders of any convertible securities will be entitled to receive on conversion the kind and amount of shares of common stock or other securities, cash or other property receivable upon such event by a holder of our common stock immediately prior to the occurrence of the event.

CONCERNING THE TRUSTEE

     The trustee is one of a number of banks with which Williams and its subsidiaries maintain ordinary banking relationships and with which Williams and its subsidiaries maintain credit facilities.

LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

     Debt securities in bearer form are subject to special U.S. tax requirements and may not be offered, sold, or delivered within the United States or its possessions or to a U.S. person, except in certain transactions permitted by U.S. tax regulations. Investors should consult the prospectus supplement in the event that bearer debt securities are issued for special procedures and restrictions that will apply to such an offering.

                         DESCRIPTION OF PREFERRED STOCK

     Under Williams' certificate of incorporation, as amended, Williams is authorized to issue up to 30,000,000 shares of preferred stock, par value $1.00 per share, in one or more series. At March 31, 2002, 1,466,667 shares of preferred stock were outstanding outside of our consolidated group. See "Outstanding Preferred Stock" below. The following description of preferred stock sets forth certain general terms and provisions of the series of preferred stock to which any prospectus supplement may relate. The prospectus supplement relating to a particular series of preferred stock will describe certain other terms of such series of preferred stock. If so indicated in the prospectus supplement relating to a particular series of preferred stock, the terms of any such series of preferred stock may differ from the terms set forth below. The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock set forth in the related prospectus supplement are not complete and are qualified in their entirety by reference to the certificate of incorporation and to the certificate of designation relating to that series of preferred stock.

     The rights of the holders of each series of preferred stock will be subordinate to those of Williams' general creditors.

GENERAL TERMS OF THE PREFERRED STOCK

     The certificate of incorporation will set forth the designations, preferences, and relative, participating, optional and other special rights, and the qualifications, limitations, and restrictions of the preferred stock of each series. To the extent the certificate of incorporation does not set forth the rights and limitations, they will be fixed by the certificate of designation relating to the series. A prospectus supplement relating to each series will specify the terms of the preferred stock as follows:

     - the distinctive designation of the series and the number of shares which shall constitute the series;

     - the rate of dividends, if any, payable on shares of the series, the date, if any, from which the dividends shall accrue, the conditions upon which and the date when the dividends shall be payable, and whether the dividends shall be cumulative or noncumulative;

     - the amounts which the holders of the preferred stock of the series shall be entitled to be paid in the event of a voluntary or involuntary liquidation, dissolution, or winding up of Williams; and

     - whether or not the preferred stock of the series shall be redeemable and at what times and under what conditions and the amount or amounts payable thereon in the event of redemption.

     The prospectus supplement may, in a manner not inconsistent with the provisions of the certificate of incorporation:

     - limit the number of shares of the series that may be issued;

     - provide for a sinking fund for the purchase or redemption or a purchase fund for the purchase of shares of the series, set forth the terms and provisions governing the operation of any fund, and establish the status as to reissue of shares of preferred stock purchased or otherwise reacquired or redeemed or retired through the operation of the sinking or purchase fund;

     - grant voting rights to the holder of shares of the series, in addition to and not inconsistent with those granted by the certificate of incorporation to the holders of preferred stock;

     - impose conditions or restrictions upon the creation of indebtedness of Williams or upon the issue of additional preferred stock or other capital stock ranking equally with or prior to the preferred stock or capital stock as to dividends or distribution of assets on liquidation;

     - impose conditions or restrictions upon the payment of dividends upon, the making of other distributions to, or the acquisition of junior stock;

     - grant to the holders of the preferred stock of the series the right to convert the preferred stock into shares of another series or class of capital stock; and

     - grant other special rights to the holders of shares of the series as the board of directors may determine and as shall not be inconsistent with the provisions of the certificate of incorporation.

DIVIDENDS

     Holders of the preferred stock of any series shall be entitled to receive, when and as declared by the board of directors, preferential dividends in cash at the annual rate, if any, fixed for the series. Their entitlement will be subject to any limitations specified in the certificate of designation providing for the issuance of a particular series of preferred stock. The certificate of designation providing for the issuance of preferred stock of the series may specify the date on which the preferential dividends are payable. The preferential dividends shall further be payable to stockholders of record on a date which precedes each dividend payment date which the board of directors has fixed in advance of each particular dividend.

     Each share of preferred stock shall rank on a parity with each other share of preferred stock, irrespective of series, with respect to preferential dividends accrued on the shares of the series. Williams will not declare or pay any dividend nor will it set apart a dividend for payment for the preferred stock of any series unless at the same time Williams declares, pays, or sets apart a dividend in like proportion to the dividends accrued upon the preferred stock of each other series. This does not, however, prevent Williams from authorizing or issuing one or more series of preferred stock bearing dividends subject to contingencies as to the existence or amount of earnings of Williams during one or more fiscal periods, or as to other events, to which dividends on other series of preferred stock are not subject.

     So long as any shares of preferred stock remain outstanding, Williams will not, unless all dividends accrued on outstanding shares of preferred stock for all past dividend periods shall have been paid, or declared and a sum sufficient for the payment of the dividends set apart:

     - pay or declare any dividends whatsoever, whether in cash, stock, or otherwise;

     - make any distribution on any class of junior stock; or

     - purchase, retire, or otherwise acquire for valuable consideration any shares of preferred stock (subject to certain limitations) or junior stock.

     The ability of Williams, as a holding company, to pay dividends on the preferred stock will depend upon the payment of dividends, interest, or other charges by subsidiaries to it. Debt instruments of certain subsidiaries of Williams limit the amount of payments to Williams, which could affect the amount of funds available to Williams to pay dividends on the preferred stock.

     Bank One Trust Company, National Association, is the registrar, transfer agent, and dividend disbursing agent for the shares of the preferred stock.

REDEMPTION

     With the approval of its board of directors, Williams may redeem all or any part of the preferred stock of any series that by its terms is redeemable. Redemption will take place at the time or times and on the terms and conditions fixed for the series. Williams must duly give notice in the manner provided in the certificate of designation providing for the series. Williams must pay for preferred stock in cash the sum fixed for the series, together, in each case, with an amount equal to accrued and unpaid dividends on the series of preferred stock. The certificate of designation providing for a series of preferred stock which is subject to redemption may provide, upon the two conditions discussed below, that the shares will no longer be deemed outstanding, and all rights with respect to the shares will cease, including the accrual of further dividends, other than the right to receive the redemption price of the shares without interest, when:

     - Williams has given notice of redemption of all or part of the shares of the series; and

     - Williams has set aside or deposited with a suitable depositary for the proportionate benefit of the shares called for redemption the redemption price of the shares, together with accrued dividends to the date fixed as the redemption date.

     Redemption will terminate the right of holders of the preferred stock to accrual of further dividends. Redemption will not, however, terminate the right of holders of the shares redeemed to receive the redemption price for the shares without interest.

VOTING RIGHTS

     The preferred stock will have no right or power to vote on any question or in any proceeding or to be represented at or to receive notice of any meeting of stockholders, except as:

     - stated in this prospectus or the applicable prospectus supplement;

     - expressly provided by law; or

     - provided in the certificate of designation of the series of preferred stock.

     On any matters on which the holders of the preferred stock or any series thereof shall be entitled to vote separately as a class or series, they shall be entitled to one vote for each share held.

     So long as any shares of preferred stock are outstanding, Williams must not, during the continuance of any default in the payment of dividends on the preferred stock, redeem or otherwise acquire for value any shares of the preferred stock or of any other stock ranking on a parity with the preferred stock concerning dividends or distribution of assets on liquidation. Holders of a majority of the number of shares of preferred stock outstanding at the time may, however, permit such a redemption by giving their consent in person or by proxy, either in writing or by vote at any annual meeting or any special meeting called for the purpose.

LIQUIDATION RIGHTS

     In the event of any liquidation, dissolution, or winding up of the affairs of Williams, voluntary or involuntary, the holders of the preferred stock of the respective series are entitled to be paid in full the following amounts:

     - the amount fixed in the certificate of designation providing for the issue of shares of the series; plus

     - a sum equal to all accrued and unpaid dividends on the shares of preferred stock to the date of payment of the dividends.

     Williams must have made this payment in full to the holders of the preferred stock before it may make any distribution or payment to the holders of any class of stock of Williams ranking junior to the preferred stock as to dividends or distribution of assets on liquidation. After Williams has made this payment in full to the holders of the preferred stock, the remaining assets and funds of Williams will be distributed among the holders of the stock of Williams ranking junior to the preferred stock according to their rights. If the assets of Williams available for distribution to holders of preferred stock are sufficient to make the payment required to be made in full, these assets will be distributed to the holders of shares of preferred stock proportionately to the amounts payable upon each share of preferred stock.

PREFERRED STOCK PURCHASE RIGHTS

     On February 6, 1996, Williams entered into a rights agreement with The First Chicago Trust Company of New York, as rights agent, which currently provides for a dividend of one-third preferred stock purchase right for each outstanding share of Williams' common stock. The rights trade automatically with shares of common stock and become exercisable only under the circumstances described below. The rights are designed to protect the interests of Williams and its stockholders against coercive takeover tactics. The purpose of the rights is to encourage potential acquirers to negotiate with the board of directors of Williams prior to attempting a takeover and to provide the board with leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The rights may have anti-takeover effects. The rights should not, however, interfere with any merger or other business combination approved by the board of directors of Williams.

     Until a right is exercised, the right does not entitle the holder to additional rights as a Williams' stockholder, including, without limitation, the right to vote or to receive dividends. Upon becoming exercisable, each right entitles its holder to purchase from Williams one two-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise or purchase price of $140.00 per right, subject to adjustment. Each one two-hundredth of a share of Series A Junior Participating Preferred Stock entitles the holder to receive quarterly dividends payable in cash of an amount per share equal to:

     - the greater of (a) $120, or (b) 1200 times the aggregate per share amount of all cash dividends; plus

     - 1200 times the aggregate per share amount payable in kind of all non-cash dividends or other distributions other than dividends payable in common stock, since the immediately preceding quarterly dividend payment date.

     The dividends on the Junior Participating Preferred Stock are cumulative. Holders of Junior Participating Preferred Stock have voting rights entitling them to 1200 votes per share on all matters submitted to a vote of the stockholders of Williams.

     In general, the rights will not be exercisable until the distribution date, which is the earlier of (a) the close of business on the 10th business day after Williams learns that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock,
(b) the close of business on the 10th business day after the commencement of a tender or exchange offer for 15% or more of Williams' outstanding common stock, or (c) the close of business on the 10th business day after the board of directors of Williams determines that any adverse person or group has become the beneficial owner of an amount of common stock which the board of directors determines to be substantial. Below we refer to the person or group acquiring at least 15% of our common stock as an acquiring person.

     In the event that a person or group acquires beneficial ownership of 15% or more of Williams' outstanding common stock or the board of directors of Williams determines that any adverse person or group has become the beneficial owner of a substantial amount of common stock, each holder of a right will have the right to exercise and receive common stock having a value equal to two times the exercise price of the right. The exercise price is the purchase price times the number of shares of common stock associated with each right. Any rights that are at any time beneficially owned by an acquiring person will be null and void and any holder of such right will be unable to exercise or transfer the right.

     In the event that someone becomes an acquiring person and either (a) Williams is involved in a merger or other business combination in which Williams is not the surviving corporation, (b) Williams is involved in a merger or other business combination in which Williams is the surviving corporation but all or a part of its common stock is changed or exchanged, or (c) 50% or more of Williams' assets, cash flow or earning power is sold or transferred, each right becomes exercisable and each right will entitle its holder to receive common stock of the acquiring person having a value equal to two times the exercise price of the right.

     The rights will expire at the close of business on February 6, 2006, unless redeemed before that time. At any time prior to the earlier of (a) 10 days following the stock acquisition date, as defined in the rights agreement, and
(b) the expiration date, the board of directors of Williams may redeem the rights in whole, but not in part, at a price of $.01 per right. Prior to the distribution date, Williams may amend the rights agreement in any respect without the approval of the rights holders. However, after the distribution date, the rights agreement may not be amended in any way that would adversely affect the holders of rights (other than any acquiring person or group) or cause the rights to again become redeemable. The Junior Participating Preferred Stock ranks junior to all other series of Williams' preferred stock as to the payment of dividends and the distribution of assets unless the terms of the series specify otherwise.

     You should refer to the applicable provisions of the rights agreement, which we filed with the SEC as Exhibit 4 to our Form 8-K filed January 24, 1996 and incorporated by reference into the registration statement of which this prospectus is a part.

OUTSTANDING PREFERRED STOCK

     On March 27, 2002, Williams sold $275 million of its 9 7/8 percent cumulative convertible preferred stock (the "March 2002 Preferred Stock") to MEHC Investment, Inc., a wholly-owned subsidiary of MidAmerican Energy Holdings Company, and a member of the Berkshire Hathaway family of companies. MEHC Investment acquired 1,466,667 shares of the March 2002 Preferred Stock at a purchase price of $187.50 per share, pursuant to a stock purchase agreement between the companies. Each share of the March 2002 Preferred Stock is convertible into ten shares of William's common stock. For a full description of the March 2002 Preferred Stock, please refer to Williams' certificate of incorporation and the certificate of designation of the March 2002 Preferred Stock, which has been filed as part of
Exhibit 3.1 to the registration statement of which this prospectus is a part.

     On March 28, 2001, Williams issued 14,000 shares of its March 2001 Mandatorily Convertible Single Reset Preferred Stock (the "March 2001 Preferred Stock") to a wholly owned subsidiary as part of a transaction to provide indirect credit support for $1.4 billion of structured notes issued by entities controlled by Williams Communications Group, Inc. through a commitment to issue Williams' equity upon the occurrence of certain trigger events. On March 5, 2002, Williams received the requisite approvals for its consent solicitation to amend the terms of these structured notes. The amendment, among other things, eliminates a bankruptcy by Williams Communications and a Williams credit ratings downgrade from the enumerated list of events that could cause an acceleration of the notes. For a full description of the March 2001 Preferred Stock, please refer to Williams' certificate of incorporation and the certificate of designation of the March 2001 Preferred Stock, which has been filed as part of
Exhibit 3.1 to the registration statement of which this prospectus is a part.

     On December 28, 2000, in connection with the purchase of various energy-related assets in Canada and formation of Snow Goose Associates, L.L.C. and Arctic Fox Assets, L.L.C., Williams issued 342,000 shares of Williams' December 2000 cumulative convertible preferred stock ("December 2000 Preferred Stock") to Arctic Fox Assets, L.L.C., a wholly owned subsidiary of Williams. For a full description of the December 2000 Preferred Stock, please refer to Williams' certificate of incorporation and the certificate of designation of the December 2000 Preferred Stock, which has been filed as part of Exhibit 3.1 to the registration statement of which this prospectus is a part.

                          DESCRIPTION OF COMMON STOCK

     As of the date of this prospectus, Williams is authorized to issue up to 960,000,000 shares of common stock. As of March 31, 2002, Williams had 537,544,442 issued and outstanding shares of common stock. In addition, at March 31, 2002, options to purchase 29,242,897 shares of common stock were outstanding under various stock and compensation incentive plans. Additionally, at March 31, 2002, purchase contracts obligating the holders of the purchase contacts to purchase up to 44,000,000 shares of common stock on February 16, 2005 were outstanding. The number of shares of common stock which the holders of these purchase contracts are required to purchase is subject to adjustment based on the market value of Williams' common stock. The outstanding shares of Williams' common stock are fully paid and nonassessable. The holders of Williams' common stock are not entitled to preemptive or redemption rights. Shares of Williams' common stock are not convertible into shares of any other class of capital stock. EquiServe Trust Company, N.A., is the transfer agent and registrar for our common stock.

     Williams currently has the following provisions in its charter or bylaws which could be considered to be "anti-takeover" provisions:

     - an article in its charter providing for a classified board of directors divided into three classes, one of which is elected for a three-year term at each annual meeting of stockholders;

     - an article in its charter providing that directors cannot be removed except for cause and by the affirmative vote of three-fourths of the outstanding shares of common stock;

     - an article in its charter requiring the affirmative vote of three-fourths of the outstanding shares of common stock for certain merger and asset sale transactions with holders of more than five percent of the voting power of Williams; and

     - a bylaw requiring stockholders to provide prior notice for nominations for election to the board of directors or for proposing matters which can be acted upon at stockholders meetings.

     Williams is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of Williams' outstanding voting stock) from engaging in a business combination with Williams for three years following the date that person became an interested stockholder unless:

     - before that person became an interested stockholder, the board of directors of Williams approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

     - upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Williams outstanding at the time the transaction commenced (excluding stock held by persons who are both directors and officers of Williams or by certain employee stock plans); or

     - on or following the date on which that person became an interested stockholder, the business combination is approved by Williams' board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of a least 66 2/3% of the outstanding voting stock of Williams (excluding shares held by the interested stockholder).

     A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

DIVIDENDS

     The holders of Williams' common stock are entitled to receive dividends when, as, and if declared by the board of directors of Williams, out of funds legally available for their payment subject to the rights of holders of any outstanding preferred stock.

VOTING RIGHTS

     The holders of Williams' common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

RIGHTS UPON LIQUIDATION

     In the event of Williams' voluntary or involuntary liquidation, dissolution, or winding up, the holders of Williams' common stock will be entitled to share equally in any assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

                            DESCRIPTION OF WARRANTS

     Williams may issue warrants to purchase its debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Williams and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

     The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

     - the title of such warrants;

     - the aggregate number of such warrants;

     - the price or prices at which such warrants will be issued;

     - the currency or currencies, in which the price of such warrants will be payable;

     - the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

     - the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

     - the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

     - if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

     - if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

     - if applicable, the date on and after which such warrants and the related securities will be separately transferable;

     - information with respect to book-entry procedures, if any;

     - if applicable, a discussion of any material United States federal income tax considerations; and

     - any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

                       DESCRIPTION OF PURCHASE CONTRACTS

     Williams may issue purchase contracts for the purchase or sale of:

     - debt or equity securities issued by Williams or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

     - currencies; or

     - commodities.

     Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. Williams may, however, satisfy its obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

     The purchase contracts may require Williams to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Williams' obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

                              DESCRIPTION OF UNITS

     As specified in the applicable prospectus supplement, Williams may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

     - the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

     - a description of the terms of any unit agreement governing the units; and

     - a description of the provisions for the payment, settlement, transfer or exchange of the units.

                              PLAN OF DISTRIBUTION

     Williams may sell the securities through agents, through underwriters, through dealers, and directly to purchasers.

     Agents designated by Williams from time to time may solicit offers to purchase the securities. The prospectus supplement will name any such agent who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the securities in respect of which this prospectus is delivered. The prospectus supplement will also set forth any commissions payable by Williams to such agent. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If Williams uses any underwriters in the sale, Williams will enter into an underwriting agreement with the underwriters at the time of sale to them. The prospectus supplement which the underwriter will use to make resales to the public of the securities in respect of which this prospectus is delivered will set forth the names of the underwriters and the terms of the transaction.

     If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, Williams will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

     Agents, dealers, and underwriters may be entitled under agreements entered into with Williams to indemnification by Williams against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers, or underwriters may be required to make in respect of such civil liabilities. Agents, dealers, and underwriters may be customers of, engage in transactions with, or perform services for Williams in the ordinary course of business.

     One or more firms, referred to as "remarketing firms," may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for Williams. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with Williams and will describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with Williams to indemnification by Williams against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for Williams in the ordinary course of business.

     If the prospectus supplement so indicates, Williams will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the securities from Williams at the public offering price set forth in the prospectus supplement. The solicitation will occur pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

     Each series of debt securities offered will be a new issue of securities and will have no established trading market. The debt securities offered may or may not be listed on a national securities exchange. Williams cannot be sure as to the liquidity of or the existence of trading markets for any debt securities offered.

     Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may overallot in connection with the offering, and may bid for, and purchase, the securities in the open market.

                                    EXPERTS

     The consolidated financial statements and schedule of Williams at December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 appearing in Williams' Form 8-K filed with the Securities and Exchange Commission on May 28, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     William G. von Glahn, Senior Vice President and General Counsel of Williams, and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will pass upon certain legal matters for Williams in connection with the securities offered by this prospectus. Davis Polk & Wardwell, New York, New York will pass upon certain legal matters for the underwriters in connection with the securities offered by this prospectus. As of March 31, 2002, Mr. von Glahn was the beneficial holder of 402,402 shares of Williams common stock (including 268,010 shares subject to stock options exercisable within 60 days, deferred stock awards and Williams' 401(k) retirement plan). Mr. von Glahn is a participant in Williams' stock option plan and various other employee benefit plans offered to employees of Williams.

LOGO

                                  $500,000,000

                                [WILLIAMS LOGO]

                          THE WILLIAMS COMPANIES, INC.

                                    % SENIOR NOTES
                                    DUE 2010

                          ----------------------------

                             PROSPECTUS SUPPLEMENT
                                           , 2003

                                   PROSPECTUS
                                 JUNE 26, 2002
                          ----------------------------

                          Joint Book-Running Managers

                                LEHMAN BROTHERS
                                   CITIGROUP
                                    JPMORGAN
                         BANC OF AMERICA SECURITIES LLC
                          ----------------------------

                             ABN AMRO INCORPORATED
                                      BOSC
                           CREDIT LYONNAIS SECURITIES
                              MERRILL LYNCH & CO.
                                 MORGAN STANLEY
                           THE ROYAL BANK OF SCOTLAND
                                 SCOTIA CAPITAL
                                 TD SECURITIES